***CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. THREE ASTERISKS DENOTE SUCH OMISSIONS.

Exhibit 2.10

SHARE PURCHASE AGREEMENT

BY AND AMONG

CYTOCHROMA INC.,

CYTOCHROMA HOLDINGS ULC,

CYTOCHROMA CANADA INC.

CYTOCHROMA DEVELOPMENT INC.

PROVENTIV THERAPEUTICS, LLC

CYTOCHROMA CAYMAN ISLANDS, LTD.,

OPKO HEALTH, INC.

and

OPKO IP HOLDINGS, INC.

January 8, 2013

i

ii

EXHIBITS:

Exhibit A:             Form of General Release

Exhibit B:             Form of Non-Competition Agreement

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 8, 2013, is by and among Cytochroma Inc., a corporation organized under the laws of Ontario (“Seller”), Cytochroma Holdings ULC, an unlimited liability company organized under the laws of Alberta (“Holdings”), Cytochroma Canada Inc., a corporation organized under the laws of Canada (“Parent,” and together with Seller and Holdings, the “Seller Parties”), Cytochroma Development Inc., a corporation organized under the laws of Barbados (“Development”), Proventiv Therapeutics, LLC, a Delaware limited liability company (“Proventiv”), Cytochroma Cayman Islands, Ltd., a limited company organized under the laws of Cayman Islands (“Cayman Newco,” and together with Development and Proventiv, the “Companies” and each of such entities is referred to as a “Company”), Opko Health, Inc., a Delaware corporation (“Opko Health”), and Opko IP Holdings, Inc., a limited company organized under the laws of Cayman Islands (“Purchaser”) and an indirect wholly owned subsidiary of Opko Health. The Seller Parties, the Companies, Opko Health and Purchaser are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Seller owns all of the issued and outstanding common shares of Development, no par value (the “Development Shares”);

WHEREAS, Holdings owns all of the issued and outstanding membership interests of Proventiv (the “Proventiv Interests”);

WHEREAS, Seller has organized Cayman Newco, and pursuant to the terms hereof, shall sell, transfer and assign all of its assets and liabilities to Cayman Newco (including the Development Shares) in exchange for additional common shares of Cayman Newco, which together with the common shares of Cayman Newco owned by it as of the date hereof, shall constitute 100% of the issued and outstanding common shares of Cayman Newco as of the Closing (the “Cayman Newco Shares,” and together with the Proventiv Interests, the “Shares”);

WHEREAS, pursuant to the terms hereof, at least one day after the foregoing contribution to Cayman Newco, Seller shall convert into an unlimited liability company under the laws of Alberta, and at least one day following such conversion, Holdings shall contribute the Proventiv Interests to Seller;

WHEREAS, the Shares constitute all of the issued and outstanding equity securities of Cayman Newco and Proventiv;

WHEREAS, the Parties desire for Purchaser to purchase from Seller, and for Seller to sell to Purchaser, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

(a) On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell to Purchaser, free and clear of all Liens (other than any restrictions under Applicable Securities Laws), and Purchaser shall purchase from Seller, all of the Shares. In furtherance thereof, at the Closing Seller shall deliver to Purchaser, free and clear of all Liens (other than any restrictions under Applicable Securities Laws), any certificates representing the Shares, each duly endorsed in blank or with duly executed stock powers or assignments attached, with all required share transfer tax stamps affixed thereto.

(b) Subject to the terms and conditions set forth herein, the aggregate consideration for the Shares acquired by Purchaser hereunder (collectively, the “Transaction Consideration”) shall consist of:

(i) a number of unregistered shares, rounded up to the nearest whole share (the “Closing Shares”) of Opko Health common stock, par value US$0.01 (“Opko Common Stock”), determined by dividing US$100,000,000 by the volume-weighted average price per share of Opko Common Stock as reported by the New York Stock Exchange for the ten (10) trading days immediately preceding the date of this Agreement (the “Opko Closing Value”); and

(ii) the Earn-Out Consideration.

(c) Notwithstanding anything to the contrary set forth herein, each Seller Party covenants and agrees that any distribution of the Opko Shares to its equity holders shall not (i) violate or conflict with, or result in the breach of, any provision of the Governing Documents of such Seller Party, and shall otherwise be in full compliance with its Governing Documents; (ii) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Seller or any Company is a party or by which Seller or such Company or its respective properties, assets or equity interests are subject, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (iii) violate any Law or any Order by which such Seller Party is bound; and (iv) require any Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body. Furthermore, any distribution of the Opko Shares by any Seller Party to its equity holders shall be in compliance with all Applicable Securities Laws and shall be made in such a manner as does not require registration under the Securities Act or any other Applicable Securities Law. No Transaction Consideration will be distributed to ***, *** or *** for entering into the Non-Competition Agreements.

Section 1.2 Closing Date. The Closing shall take place at the offices of Akerman Senterfitt, One Southeast Third Avenue, Suite 2500, Miami, Florida 33131, at 10:00 a.m. on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other place and time as the Parties shall mutually agree. The Closing shall be effective as of 11:59 p.m. on the day of the Closing (the “Closing Date”).

Section 1.3 Earn-Out Consideration. As additional consideration for the purchase of the Shares hereunder, Purchaser shall, subject to the provisions of this Section 1.3, at its election, pay and deliver cash or additional shares of Opko Common Stock (the “Earn-Out Shares”) (or any combination of cash and Earn-Out Shares as it shall determine) in accordance with the terms set forth below (“Earn-Out Consideration”). Any such delivery of Earn-Out Consideration is referred to herein as an “Earn-Out Payment.” If Purchaser elects to pay all or any portion of the Earn-Out Consideration in Earn-Out Shares, Opko Health shall issue such Earn-Out Shares earned hereunder and contribute such Earn-Out Shares to Purchaser (through Purchaser’s parent company).

(a) Positive Phase 3 Pivotal Trial. Subject to Section 7.6, within thirty (30) days after a positive outcome is obtained from the first Phase 3 pivotal trial (CL-3001) with respect to CTAP101 Capsules, defined according to the special protocol assessment (“SPA”) confirmed in writing by the FDA on August 30, 2012, as may be amended after the date hereof with the written approval of the FDA and Purchaser, Purchaser shall, at its election, (i) pay US$*** in cash to Seller (for purposes of this subsection, the “Earn-Out Value”), (ii) deliver to Seller a number of Earn-Out Shares determined by dividing such Earn-Out Value by the Opko Milestone Trading Value, or (iii) pay a portion of such Earn-Out Value in cash and a portion in Earn-Out Shares (determined by dividing such portion by the Opko Milestone Trading Value) in its discretion. For purposes of this Section 1.3(a), “positive” shall mean either (i) the filing by Purchaser or any of its Affiliates with the FDA of the first New Drug Application submitted by the Companies or any of their Affiliates for the use of CTAP101 Capsules (the “CTAP101 NDA”) or (ii) meeting the primary endpoints of the SPA.

(b) Acceptance of NDA filing. Subject to Section 7.6, within thirty (30) days following acceptance by the FDA for filing of the CTAP101 NDA, Purchaser shall, at its election, (i) pay US$*** in cash to Seller (for purposes of this subsection, the “Earn-Out Value”), (ii) deliver to Seller a number of Earn-Out Shares determined by dividing such Earn-Out Value by the Opko Milestone Trading Value, or (iii) pay a portion of such Earn-Out Value in cash and a portion in Earn-Out Shares (determined by dividing such portion by the Opko Milestone Trading Value) in its discretion.

(c) FDA Approval of NDA. Subject to Section 7.6, within thirty (30) days following the FDA’s approval of the CTAP101 NDA, Purchaser shall, at its election, (i) pay US$*** in cash to Seller (for purposes of this subsection, the “Earn-Out Value”), (ii) deliver to Seller a number of Earn-Out Shares determined by dividing such Earn-Out Value by the Opko Milestone Trading Value, or (iii) pay a portion of such Earn-Out Value in cash and a portion in Earn-Out Shares (determined by dividing such portion by the Opko Milestone Trading Value) in its discretion.

(d) Revenue Milestones. Subject to Section 7.6, within one hundred five (105) days following the end of any calendar year through and including the calendar year ending December 31, 2024 (the “Final Milestone Date”) in which any of the following annual Net Sales targets is first achieved, Purchaser shall, at its election, (i) pay the cash amount listed next to such target below (for purposes of this subsection, the “Earn-Out Value”) to Seller, (ii) deliver to Seller a number of Earn-Out Shares determined by dividing such Earn-Out Value by the Opko Milestone Trading Value or (iii) pay a portion of such Earn-Out Value in cash and a portion in

Earn-Out Shares (determined by dividing such portion by the Opko Milestone Trading Value) in its discretion.

Annual Net Sales Target	Earn-Out Value
US$***	US$***
US$***	US$***
US$***	US$***

For purposes of this Section, annual Net Sales shall be calculated on a calendar-year basis following the completion of Opko Health’s audit of its annual financial statements for such year and certified to Seller by the Chief Financial Officer of Opko Health, provided that any Earn-Out Payment that is due pursuant to this subsection shall be paid within one hundred five (105) days following the end of any calendar year regardless of whether or not such audit is complete.

(e) Limitations. Each of the above Earn-Out Payments will be payable only upon the first occurrence of the applicable Milestone, regardless of how many times the Milestone is ultimately achieved. Any obligation to make an Earn-Out Payment under any provision of this Section 1.3 shall terminate on the Final Milestone Date, except with respect to an Earn-Out Payment not paid with respect to a Milestone that has been achieved prior to the Final Milestone Date. Notwithstanding anything to the contrary set forth herein, in the event that the payment of any Earn-Out Payment pursuant to Section 1.3(d) in Earn-Out Shares would require or trigger an obligation to obtain the approval of Opko Health’s shareholders under any Applicable Securities Law or NYSE regulations (or other material listing regulations applicable to Opko Health), then such Earn-Out Payment shall be made in cash rather than Earn-Out Shares.

(f) Commercially Reasonable Efforts. The Purchaser agrees that until the earlier of (i) the date that all of the Milestones have been achieved and (ii) the Final Milestone Date, the Purchaser shall use commercially reasonable efforts, in good faith, to cause all of the Milestones to be achieved. For purposes of this Section 1.3(f), “commercially reasonable efforts” means, (i) efforts of a Person to carry out its obligations, and to cause its controlled Affiliates and licensees to carry out their respective obligations, using such efforts and employing such resources normally used by Persons in the pharmaceutical industry relating to the research, development or commercialization of a proprietary pharmaceutical product, that is of similar market potential at a similar stage in its development or product life as CTAP101 Capsules, taking into account issues of market exclusivity, product profile, including efficacy, safety, tolerability and convenience, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the profitability of the applicable product (including pricing and reimbursement status) and other relevant, commercially material factors, including technical, commercial, legal, scientific and/or medical factors and (ii) with respect to the Milestones set forth in Sections 1.3(a) and (b), shall include compliance in all material respects with the covenants of Purchaser and Opko Health set forth in Section 5.10(b) (for so long as such covenant remains in effect in accordance with its terms).

(g) Future Sale. In the event that the Purchaser, subsequent to Closing, sells, transfers, exclusively licenses or otherwise assigns CTAP101 Capsules or substantially all of the business related to CTAP101 Capsules (or any entity owning the CTAP101 Capsules) to an independent third party that is not an Affiliate of Purchaser, it shall be a condition of such sale, transfer, exclusive license or assignment that such third party expressly assumes the payment obligations set forth in this Section 1.3 and the obligations set forth in Section 1.3(f); provided, however, all future Earn-Out Consideration payable by such thirty party shall be made in cash (and not securities of such third party).

(h) Maintenance of Stock Listing; Compliance With Reporting Obligations. If, at any time prior to the earlier of the date that all of the Milestones have been achieved and the Final Milestone Date, (i) Opko Health is no longer listed on the New York Stock Exchange or any other U.S. national exchange system (excluding the OTCBB) or included in a market quotation system (including NASDAQ), (ii) Opko Health is delisted or its quotation is suspended or trading is halted for non-compliance with applicable listing requirements or similar measures by the exchange system, (iii) Opko Health is not in compliance in any material respect with its covenants set forth in Section 5.15, or (iv) Opko Health’s representations and warranties in Section 4.8 are not true and correct as at the date a Milestone is achieved, then any Earn-Out Consideration payable pursuant to this Agreement during such period of termination, suspension, halt, noncompliance or inaccuracy shall be made in cash.

(i) Distribution of Closing Shares and Contingent Rights. The Parties understand and agree that subject to compliance with Applicable Securities Laws and this Agreement, the Seller Parties may distribute, transfer and/or assign at any time and from time to time the Closing Shares to the security holders (or beneficial owners thereof) of the Seller Parties. Subject to compliance with Applicable Securities Laws and this Agreement, the Seller Parties may, at or any time after Closing, assign its rights but not its obligations under this Agreement, including without limitation, the contingent rights to receive the Earn-Out Payments, to a trustee or third party agent for the benefit of the security holders of Parent; provided the Seller Parties acknowledge that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not otherwise transferable and do not constitute an equity or ownership interest in Purchaser or Opko Health, (ii) neither Seller, such trustee or third party agent, nor any direct or indirect security holders of Seller (or beneficial owners thereof) shall have any rights as a security holder of Purchaser or Opko Health as a result of the Seller’s or such trustee’s or third party agent’s contingent right to receive any Earn-Out Payment hereunder, (iii) no interest is payable with respect to any Earn-Out Payment and (iv) no such assignment shall limit or otherwise restrict any right of Opko Health, Purchaser or any Purchaser Indemnitee under this Agreement, including the rights of such parties pursuant to Article VII hereof. Neither Purchaser nor Opko Health shall have any obligation or liability to any trustee or third party agent appointed by Seller Parties hereunder, and any such trustee or third party agent shall be subject to the same obligations as the Seller Parties hereunder, including all restrictions on the transfer of any Opko Shares or any rights hereunder.

(j) Audit Right. Within ninety (90) days after the end of each of calendar year after the year in which sales of CTAP101 Capsules have commenced, Opko Health and Purchaser will submit to Seller full and accurate reports regarding the Net Sales for such calendar year (as more specifically addressed in Section 1.3(d)). Opko Health and Purchaser hereby grant Seller the right, exercisable not more than once in any calendar year to appoint an independent nationally recognized accounting firm or any other independent accounting firm reasonably acceptable to Opko Health to examine the books of account and records of Opko Health, Purchaser or the Companies as they relate to such Net Sales at Seller’s sole cost and expense on prior written notice of at least twenty (20) days, for the purpose of verifying the amount of such Net Sales, provided that such accounting firm and any other agent of Seller execute a confidentiality agreement in form reasonably requested by Purchaser or Opko Health.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

As a material inducement to the Purchaser’s and Opko Health’s entering into this Agreement and completing the transactions contemplated by this Agreement, and acknowledging that the Purchaser and Opko Health are entering into this Agreement in reliance upon the representations and warranties of each Seller Party set out herein; except as otherwise set forth on the Disclosure Schedule, each Seller Party, jointly and severally, represents and warrants to Purchaser and Opko Health that the following statements are correct and complete.

Section 2.1 Organization. Each Seller Party is duly organized, validly subsisting and in good standing under the Laws of its jurisdiction of incorporation or other formation.

Section 2.2 Authorization and Enforceability. Each Seller Party and each Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller Party and each Company of each of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of each such Seller Party or such Company, as applicable. This Agreement and the other Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of the Seller Parties, and have been duly and validly executed and delivered by each Seller Party and each Company and constitute legal, valid and binding obligations of each Seller Party and each Company, enforceable against such Seller Party and such Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 2.3 Bankruptcy, Insolvency and Reorganization. No Seller Party nor any Company is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has any Seller Party or any Company made an assignment in favour of its creditors nor a proposal in bankruptcy to their creditors or any class thereof nor had any petition for a receiving order presented in respect of it. No Seller Party or any Company has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of a Seller Party, any Company, or any of their respective property or assets and no execution or distress has been levied upon any of its property or assets of a Seller Party or any Company. No act or proceeding has been taken or authorized by or against a Seller Party or any Company with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, a Seller Party or any Company nor have any such proceedings been authorized by any other Person.

Section 2.4 Conflicts; Consents of Third Parties. Except as set forth in Section 2.4 of the Disclosure Schedule, the execution and delivery by each Seller Party of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby (including the Restructuring and each step thereof), and compliance by each Seller Party with the provisions hereof or thereof, will not: (a) conflict with, or result in the breach of, any provision of the Governing Documents of such Seller Party; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which such Seller Party is a party or by which such Seller Party or its properties, assets or equity interests are subject, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which such Seller Party is bound or which is applicable to its Business; or (d) result in the creation of any Lien, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind upon any of the Shares. Except as set forth in Section 2.4 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required to be obtained by or made on the part of such Seller Party in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, or the other Transaction Documents, or the compliance by such Seller Party with any of the provisions hereof or thereof (including the Restructuring and each step thereof).

Section 2.5 Brokers Fees. Except as set forth in Section 2.5 of the Disclosure Schedule, neither Seller nor any Company has any Liability to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.6 Accredited Investor Status. Seller (a) understands and acknowledges that the Opko Shares have not been registered under the Securities Act, Canadian Securities Laws, under applicable U.S. state securities Laws (“Blue Sky Laws”) or under any applicable securities Laws of any other jurisdiction, in reliance upon exemptions contained in the Applicable Securities Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such securities subsequently are so registered or qualify for exemption from registration under the Applicable Securities Laws; (b) represents, understands and acknowledges that it is acquiring the Opko Shares under this Agreement in good faith solely for its own account, for investment and not with a view toward resale or other distribution in violation of Applicable Securities Laws, and that such securities will not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under Applicable Securities Laws; (c) has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the investment in the Opko Shares, and Seller understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of the investment in such Opko Shares); (d) has been given the opportunity to ask questions of, and receive answers from, the directors and executive officers of Opko Health concerning the business and financial affairs of Opko Health, and the terms and conditions of Seller’s acquisition of the Opko Shares, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing);

and (e) is an “accredited investor” within the meaning of each of Regulation D promulgated under the Securities Act and National Instrument 45-106, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

As a material inducement to the Purchaser’s and Opko Health’s entering into this Agreement and completing the transactions contemplated by this Agreement, and acknowledging that the Purchaser and Opko Health are entering into this Agreement in reliance upon the representations and warranties of each Seller Party set out herein; except as otherwise set forth on the Disclosure Schedule, each Seller Party, jointly and severally, represents and warrants to Purchaser and Opko Health that the following statements are correct and complete.

Section 3.1 Organization and Related Matters.

(a) Proventiv is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Proventiv is duly qualified, registered, licensed or otherwise authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, registration, license or authorization, each of which is set forth in Section 3.1(a) of the Disclosure Schedule. Cayman Newco is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Cayman Newco is duly qualified, registered, licensed or otherwise authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, registration, license or authorization, each of which is set forth in Section 3.1(a) of the Disclosure Schedule. Development is a corporation duly organized, validly existing and in good standing under the Laws of Barbados and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Development is duly qualified, registered, licensed or otherwise authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, registration, license or authorization, each of which is set forth in Section 3.1(a) of the Disclosure Schedule. Except as set forth on Section 3.1(a) of the Disclosure Schedule, there are no Subsidiaries of any Company.

(b) Seller Parties have delivered to Purchaser and Opko Health complete and correct copies of the Governing Documents of the Companies, as amended to date and as presently in effect. Except as set forth in Section 3.1(b) of the Disclosure Schedule, since their inception, no Company has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the shares of or any interest in any Person.

Section 3.2 Books and Records. The Books and Records, all of which have been provided to Purchaser and Opko Health, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with applicable Law and commercially reasonable business practices. The minute books, share certificate book, register of shareholders, register of transfers and register of directors and officers of the Seller and the Companies, all of which have been provided to Purchaser, have been maintained in accordance with applicable Law, are complete and accurate in all material respects and contain accurate and complete records of all meetings held by, and corporate action taken by, the equityholders, the boards of directors or managers of Seller and the Companies, and no meeting of any such equityholders, board of directors or managers at which any material business was conducted has been held for which minutes have not been prepared or are not contained in such minute books.

Section 3.3 Capitalization. Section 3.3 of the Disclosure Schedule sets forth the following: (i) the total number of authorized shares of each class of capital stock or other equity interests of each Company, (ii) the total number of issued and outstanding shares of each class of capital stock or other equity interests of each Company, (iii) the names of the holders of the issued and outstanding shares of each class of capital stock or other equity interests of each Company, and (iv) the number of shares of each class of capital stock or other equity interests of each Company held by each such holder. The issued and outstanding shares of capital stock or other equity interests of each Company set forth in Section 3.3 of the Disclosure Schedule constitute the Shares. All of the Shares have been duly and validly authorized and issued, are fully paid and nonassessable, and all such Shares are held of record and owned beneficially as set forth in Section 3.3 of the Disclosure Schedule. No Shares have been issued in violation of any preemptive rights or any Applicable Securities Laws. Except as set forth in Section 3.3 of the Disclosure Schedule, the Companies have no outstanding or authorized options, calls, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts, commitments, plans or agreements of any kind (whether or not immediately exercisable) that could require any Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity security, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity security. There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity security. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to any Company. There are no dividends which have accrued or been declared but are unpaid on the capital stock or other equity interests of any Company. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, stockholder agreements or other Contracts with respect to any of the Shares.

Section 3.4 Conflicts; Consents of Third Parties. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which the Companies are a party, the consummation of the transactions contemplated hereby or thereby (including the Restructuring and each step thereof), and compliance by the Companies with the provisions hereof or thereof does not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of any Company; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which any Company is a party or by which any Company or its properties or assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which any Company is bound or which is applicable to its Business; or (d) result in the creation of any Lien other than Permitted Liens upon the properties or assets of any Company. Except as set forth in Section 3.4 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required to be obtained by or made on the part of any Company; (i) in connection with the execution, delivery and performance of this Agreement, the consummation of the transaction contemplated hereby, or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof (including the Restructuring and each step thereof); (ii) to avoid the loss of any Permit of any Company; or (iii) to permit each Company to carry on its business, and in the case of each of Cayman Newco, to carry on the Business of Seller, in each case, as the Business is currently carried on prior to the date hereof.

Section 3.5 Financial Statements.

(a) Included in Section 3.5(a) of the Disclosure Schedule are complete copies of (i) the audited consolidated balance sheets of the Seller Parties and the Companies as at December 31, 2009, 2010 and 2011 (December 31, 2011 being the “Balance Sheet Date”) and the related audited consolidated statements of operations and deficit, shareholders’ equity (deficiency) and cash flows of the Seller Parties and the Companies for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Seller Parties and the Companies (the “Balance Sheet”) as at November 30, 2012 and the related consolidated statements of operations and deficit, shareholders’ equity (deficiency) and cash flows of the Seller Parties and the Companies for the eleven-month period then ended (together with all the audited and unaudited statements set forth in (i), including the related notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated, except, in the case of the unaudited financial statements, for the failure to include the footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial position and results of operations, shareholders’ equity (deficiency) and cash flows of the Seller Parties and the Companies, on a consolidated basis, as of the dates and for the periods reflected thereon. The Seller Parties and the Companies maintain a standard system of accounting established and administered in accordance with GAAP.

(b) The Seller Parties and the Companies (i) make and keep accurate Books and Records in a consistent manner and (ii) maintain internal accounting controls that provide reasonable assurance that (A) transactions are and have been executed in accordance with management’s authorization, (B) transactions are and have been recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (C) access to their assets is and has been permitted only in accordance with management’s authorization, and (D) the reported accountability for their assets is compared with existing assets at reasonable intervals. There has not been (i) any significant deficiency in the design or operation of internal controls which could affect the ability of the Seller Parties and the Companies to record, process, and summarize its consolidated financial data or any material weaknesses in internal controls of the Seller Parties or the Companies, or (ii) any fraud that involves management or other employees who have a significant role in the internal controls of the Seller Parties or the Companies. Since the Balance Sheet Date, there have been no changes in internal controls or in other factors that could materially affect internal controls by the Seller Parties or the Companies, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 3.6 No Undisclosed Liabilities. Neither Seller nor any Company has any Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law). Except as disclosed in Section 3.6 of the Disclosure Schedule, neither the Companies nor the Seller is a party to or bound by any agreement, contract, commitment providing for the guarantee, indemnification, assumption or endorsement with respect to the Liabilities of any other Person.

Section 3.7 Absence of Certain Developments. Except as set forth in Section 3.7 of the Disclosure Schedule and the transactions contemplated by this Agreement, since the Balance Sheet Date, neither Seller nor any Company has conducted its business other than in the ordinary course consistent with past practice and:

(a) there has not been any Company Material Adverse Change nor has there occurred any event which could reasonably be expected to result in a Company Material Adverse Change;

(b) No Company or Seller has directly or indirectly, declared, set aside for payment or paid any dividends or distributions on or in respect of any capital stock or other security of such Company or Seller, or redeemed, purchased, retired or otherwise acquired any capital stock or other security of such Company or Seller, or made any other payment to or on behalf of any Seller Party or any Affiliate thereof;

(c) there has not been any split, combination or reclassification of any shares of capital stock or other security of any Company or Seller;

(d) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Companies or Seller having a replacement cost of more than $10,000 for any single loss or $25,000 in the aggregate for any related losses;

(e) no Company or Seller has made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of the Companies or Seller, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of the Companies or Seller other than officers or senior managers;

(f) no Company or Seller has entered into or amended any employment, deferred compensation, severance or similar agreement;

(g) no Company or Seller has entered into any collective bargaining agreement or relationship with any labor organization;

(h) there has not been any material change by any Company or Seller in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any material Tax election made by or with respect to the Companies or Seller;

(i) no Company or Seller has entered into or amended any other transaction or Contract other than in the ordinary course of business consistent with past practice;

(j) no Company or Seller has hired employees or engaged independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(k) no Company or Seller has breached any Contract;

(l) no Company or Seller has made any loans, advances or capital contributions to, or investments in, any Person;

(m) no Company or Seller has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Companies or Seller except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(n) no Company or Seller has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to any such Company or Seller;

(o) no Company or Seller has entered into or amended any Contract or transaction with any of its Affiliates or paid any fees, expenses or other amounts to any Affiliate of such Company or Seller;

(p) no Company or Seller has made or committed to make any capital expenditures, capital additions or improvements or any other expense (i) in excess of $20,000 individually or $50,000 in the aggregate, or (ii) outside the ordinary course of business consistent with past practices;

(q) no Company or Seller has entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing outside of the ordinary course of business consistent with past practices;

(r) no Company or Seller has materially changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(s) no Company or Seller has amended any of its Governing Documents;

(t) no Company or Seller has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state or provincial bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or its respective Business;

(u) no Company or Seller has issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of any such Company, or incurred any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practices);

(v) no Company or Seller has (i) discharged, repaid, amended, modified, made payment on, canceled or compromised any Indebtedness, or discharged or satisfied any Lien other than in the ordinary course of the conduct of the Companies’ or Seller’s business consistent with past practices, or (ii) engaged in any transaction or provided any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Seller Party or any Affiliate thereof;

(w) no Company or Seller has entered into any compromise or settlement of any Legal Proceeding or investigation by any Governmental Body;

(x) no Company or Seller has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(y) no Company or Seller has failed (i) to file any material reports or take steps necessary to comply with applicable Laws and (ii) to maintain in good standing all Permits; and

(z) no Company or Seller has entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 3.7.

Section 3.8 Taxes.

(a) Each of the Seller, *** and *** is not a non-resident of Canada for the purposes of the ITA.

(b) Each of ***, *** and *** are employees of Proventiv, each of whom deals at arm’s length with both Proventiv and Seller.

(c) Each Company and Seller has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all respects. All Taxes owed by the Companies and Seller (whether or not shown on any Tax Return) have been paid. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Companies for taxable periods or portions thereof ending on or before the Balance Sheet Date. None of the Companies or Seller is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority with respect to the Companies in a jurisdiction where any such Company or Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Companies or Seller that have arisen in connection with any failure (or alleged failure) to pay any Tax. Each Company and Seller has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be withheld and remitted by it in respect of its employees to the appropriate Governmental Body within the time required under applicable Law. Each Company and Seller has charged, collected and remitted on a timely basis all Taxes as required under applicable Law on any sale, supply or delivery whatsoever, made by it.

(d) The Companies and Seller have withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Seller and Cayman Newco shall each be registered for GST/HST purposes under Part IX of the Excise Tax Act (Canada) and, if applicable, for QST purposes under an Act respecting the Quebec sales tax, on the date of the Cayman Newco Transfer.

(f) No Company or Seller has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(g) No Company has an obligation to make a payment that is not deductible under Section 280G of the Code or that includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code.

(h) None of the properties or assets of the Companies is property which, for Tax purposes, is required to be treated as owned by another Person. No Company is an obligor on, and none of their assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of the Companies is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against the Companies or Seller. There has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by the Companies.

(j) There is no action, suit, examination, investigation, Governmental Body proceeding, or audit or claim for refund in progress, pending, proposed or, to the Knowledge of Seller Parties, threatened against or with respect to the Companies or Seller regarding Taxes other than claims for tax credits referred to in Section 5.13(f). No Seller Party and no director or officer (or employee responsible for Tax matters) of the Companies or Seller expects any authority to assess any Company or Seller any additional Taxes for any period for which Tax Returns have been filed.

(k) No Company has agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and no Company has an application pending with any taxing authority requesting permission for any change in accounting method. No Company will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing, or (C) to include in taxable income any amounts attributable to transactions entered into prior to the Closing, or attributable to elections to defer taxable income made prior to the Closing.

(l) No Company has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. No Company has Liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or similar state, local or foreign Laws, as a successor or transferee, by contract or otherwise.

(m) No Company or Seller is a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify or reimburse any other Person with respect to Taxes. Without limiting the generality of the foregoing, no Company or Seller has entered into an agreement contemplated in section 80.04 or 191.3, or subsection 18(2.3), 127(13) to (17), 127(20) or 125(3) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(n) True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Companies or Seller for taxable periods ending on or after December 31, 2009 have been delivered to Purchaser.

(o) No Company has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(p) Except as set forth in Section 3.8(p) of the Disclosure Schedule, no Company or Seller is subject to Tax, nor does it have a permanent establishment, in any jurisdiction other than its country of formation or a political subdivision thereof.

(q) No Company or Seller has pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.

(r) No payment contemplated by this Agreement to be made by the Purchaser to any Person will subject the Purchaser to any obligation to withhold, collect or remit any Taxes under applicable Law.

(s) Proventiv has properly elected under Treasury Regulations Section 301.7701-3 to be classified as an association taxable as a corporation for U.S. federal income tax purposes and such election remains in effect.

(t) Proventiv is not, and has not within the last five years, been a U.S. real property holding corporation as that term is defined in Code Section 897.

(u) At the time of the Conversion, Seller is a wholly-owned subsidiary of Holdings and no other party has an equity interest (stock, options, warrants or otherwise) in Seller.

(v) Since January 1, 2013, none of the Companies have entered into transactions or arrangements which would give rise to any type of income described in Subpart F of the Internal Revenue Code.

(w) Seller was not registered or required to be registered for Ontario PST purposes on or before June 30, 2010. None of Seller’s assets are located in British Columbia, Saskatchewan, Manitoba or Prince Edward Island.

Section 3.9 Real Property.

(a) No Company or Seller owns or has owned any real property or interest in real property.

(b) Section 3.9(b) of the Disclosure Schedule sets forth the address of each parcel of real property and interests in real property leased by the Companies or Seller as lessee, and a true and complete list of all Leases related to real property currently leased, subleased, licensed or otherwise occupied by the Companies or Seller (individually, a “Real Property Lease” and the real properties specified in such Leases being referred to herein collectively as the “Leased Properties”). The Companies or Seller have valid, binding and enforceable leasehold interests under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). No Company or Seller has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and the Companies or Seller and, to Seller Parties’ Knowledge, each other party thereto, is in compliance with all obligations of such party thereunder. No Company or Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Properties or any portion thereof. No Company’s or Seller’s possession and quiet enjoyment of Leased Property under each Real Property Lease has been disturbed and there are no disputes with respect to any Real Property Lease.

No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under any such Real Property Lease that has not been redeposited in full. No Company or Seller owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. No Company or Seller has collaterally assigned or granted any other Lien in any Real Property Lease or any interest therein (other than Permitted Liens). There are no Liens on the estate or interest created by any Real Property Lease (other than Permitted Liens). Seller Parties have delivered to Purchaser complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(c) The Leased Properties have been used in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws and all insurance requirements affecting the Leased Properties (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Properties or operation of the Business thereon does not violate any Real Property Laws. No Company or Seller has received any notice of violation of any Real Property Law. There is no pending or, to the Knowledge of Seller Parties, threatened zoning application or proceeding or condemnation, expropriation, eminent domain or taking proceeding with respect to the Leased Properties.

(d) The Leased Properties constitute all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted. Following the Cayman Newco Transfer, Cayman Newco shall be the valid lessee under all Real Property Leases in the name of Seller prior to the Cayman Newco Transfer.

Section 3.10 Tangible Personal Property; Title; Sufficiency of Assets.

(a) Section 3.10(a) of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used by the Companies or Seller or to which any such Company or Seller is a party or by which the properties of any such Company or Seller are bound. The Seller Parties have delivered to Purchaser complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) The Companies and Seller have valid leasehold interests under each of the Personal Property Leases under which they are a lessee, and there is no default under any Personal Property Lease by any such Company or Seller, or, to the Knowledge of Seller Parties, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and the Companies and Seller, and to the Knowledge of Seller Parties, each other party thereto is in compliance with all obligations of the Companies or Seller or such other party, as the case may be, thereunder.

(c) Each Company and Seller has good and marketable legal and beneficial title to all its assets, free and clear of any and all Liens, except for Permitted Liens or as set forth in Section 3.10(c) of the Disclosure Schedule. Following the Restructuring, the Companies shall have good and marketable legal and beneficial title to all such assets, free and clear of any and all Liens, except for Permitted Liens, and such assets shall include all assets, rights and interests used or held for use by the Companies and Seller prior to the Restructuring. Such assets, rights and interests constitute all of the assets, rights and interests reasonably required for the continued conduct of the Business by Purchaser in substantially the same manner as conducted prior to the date hereof. No asset, right or interest used in connection with the Business is owned by any Person other than Seller or the Companies. Section 3.10(c) of the Disclosure Schedule sets out a complete and accurate list of all locations where the property and assets of each Company and Seller are situated, including a brief description of each property and each of the assets situated at each location.

(d) All tangible personal property owned by the Companies and Seller, and all of the items of tangible personal property used by the Companies or Seller under the Personal Property Leases are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Section 3.10(d) of the Disclosure Schedule lists all of tangible personal property owned by the Companies and Seller as of the date hereof (which will be owned by the Companies as of the Closing).

Section 3.11 Intellectual Property.

(a) The Companies or Seller own, free and clear from all Liens, except for Permitted Liens, or otherwise possess legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of the Business. The Intellectual Property owned by the Companies or Seller (“Owned Intellectual Property”) and the Intellectual Property licensed to the Companies or Seller under the Intellectual Property Licenses comprise all of the Intellectual Property that is used in or is reasonably necessary to conduct the Business. Following the Cayman Newco Transfer, all owned or licensed Intellectual Property used in the Business will be owned by a Company (and not Seller).

(b) Section 3.11(b)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. Section 3.11(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks, other trade designations and domain names that are Owned Intellectual Property and not otherwise identified in Section 3.11(b)(i) of the Disclosure Schedule. All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Owned Intellectual Property is otherwise in good standing. Section 3.11(b)(iii) of the Disclosure Schedule sets forth a complete and correct list of all written or oral licenses concerning or relating to Intellectual Property rights (other than ordinary course licenses of commercially available software), entered into by and/or between any of the Companies and a Person (collectively, the “Intellectual Property Licenses”). Section 3.11(b)(iv) of the Disclosure Schedule sets forth a complete list of all licensed patents, trademarks, patent applications and trademark applications that are used in or is reasonably necessary to conduct the Business. The Intellectual Property Licenses are valid, binding and enforceable between the Companies or Seller, as applicable, and the other parties thereto and are in full force and effect. There is no default under any

Intellectual Property License by the Companies or Seller, or, to the Knowledge of Seller Parties, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Each Company or Seller, as applicable, and to the Knowledge of Seller Parties, each other party thereto is in compliance with all obligations under each Intellectual Property License.

(c) The prior operation of the Business and the continued operation of the Business as conducted and as currently proposed to be conducted by Seller Parties and the Companies did not and does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties and, to the Knowledge of Seller Parties, there is no specific facts that would form any reasonable basis for any such claim.

(d) There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of Sellers, threatened, that challenges the rights of the Companies or Seller in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License or that any activities or products of the Business infringes any Intellectual Property rights of any third party. To the Knowledge of the Sellers, no facts exist which would substantiate an infringing claim against the Companies by any third party in relation to the Business as conducted and as currently proposed to be conducted by Seller Parties and the Companies.

(e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, all employees of the Companies or Seller and all other Persons involved in the development of Owned Intellectual Property, including consultants, have entered into confidentiality and assignment of inventions agreements substantially in the form included in Section 3.11(e) of the Disclosure Schedule. Except as set forth in Section 3.11(e) of the Disclosure Schedule, the Companies and the Seller have entered into confidentiality agreements in a form acceptable to Companies and Seller with any and all third parties with whom the Companies and/or Seller have exchanged or disclosed confidential or proprietary information with respect to the Owned Intellectual Property. All employees and consultants have executed binding and enforceable agreements that are sufficient to assign to the Companies any and all rights, title and interest in and to any ideas, inventions or other Intellectual Property comprising or relating to such Owned Intellectual Property that are material to the Business, and the Companies have secured valid written assignments from all such Persons.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Disclosure Schedule sets forth all of the Contracts to which the Companies or Seller are a party (that have remaining performance obligations) or by which they or any of their assets are bound of the types described below and categorized accordingly (the “Contracts”):

(i) Contracts relating to the employment or engagement of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, or change of control arrangement;

(ii) Contracts other than those described in clause (i) with any current or former officer, director or employee of the Companies or Seller, or any Affiliate of the Companies, Seller or any such Person;

(iii) Contracts with any employee or labor union or association representing any employee;

(iv) Contracts relating to capital expenditures;

(v) Contracts entered into within the last five years relating to the acquisition or disposition of any equity interests in or, except in the ordinary course of business, assets of any Person;

(vi) Contracts creating or otherwise related to any joint venture or partnership;

(vii) Contracts limiting the ability of the Companies or Seller to engage in any line of business or to compete with any Person or to conduct business in any geographical area or to solicit any Person for employment;

(viii) Contracts relating to the confidentiality or limitation on use of any information;

(ix) Contracts relating to any Indebtedness of the Companies or Seller (other than accounts payable to trade creditors in the ordinary and usual course of business consistent with past custom and practice), including credit facilities, promissory notes, security agreements, and other credit support arrangements, and Contracts under which the Companies or Seller have imposed or incurred a Lien on any of their assets;

(x) Contracts granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;

(xi) Contracts that provide for the indemnification by the Companies of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xii) Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of the Companies or Seller), or investments in, any Person;

(xiii) Contracts relating to any guarantee or other contingent Liability in respect of any Indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);

(xiv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Companies or Seller are a party;

(xv) Contracts with any Governmental Body;

(xvi) Contracts, loans and/or lease arrangements involving, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, to or from any Affiliate or to or from any customer, supplier, employee or agent of the Companies or Seller;

(xvii) Contracts with suppliers or manufacturers of any materials used in connection with or otherwise relating to any Product Candidate;

(xviii) all other Contracts which are reasonably likely to involve the receipt or payment of an amount in excess of $100,000 in any 12-month period and which cannot be cancelled by a Company or Seller without penalty and without more than thirty (30) days’ notice; and

(xix) any other material Contract to which a Company or Seller is a party and which has not previously been disclosed pursuant to this Section 3.12(a).

(b) Complete copies of the items required to be set forth in Section 3.12(a) of the Disclosure Schedule have previously been provided to Purchaser and Opko Health by Seller Parties. Except as set forth in Section 3.12(b) of the Disclosure Schedule, all of the Contracts disclosed in Section 3.12(a) of the Disclosure Schedule shall, following the Restructuring and the Closing, remain enforceable by the Companies and, to the Knowledge of Seller Parties, binding on the other parties thereto, without the Consent of any Person. No Company is in default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any such Contract or any other obligation owed by any such Company or Seller, and, to the Knowledge of Seller Parties, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract. Each of the Contracts disclosed in Section 3.12(a) of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms and, to the Knowledge of Seller Parties, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or, to the Knowledge of Seller Parties, threatened under any such Contract. The Companies or Seller, as applicable, and to the Knowledge of Seller Parties, each other party thereto is in compliance with all of its obligations under each such Contract.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, all consulting agreements of Seller and the Companies provide for payment on a per diem, rather than retainer, basis and are cancelable upon no more than thirty (30) days’ notice.

Section 3.13 Employee Benefits.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Companies or Seller or by any trade or business, whether or not incorporated, that together with the Companies and Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of the Companies or Seller or any Company ERISA Affiliate (“Employee Benefit Plans”). Section 3.13(a) of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans that are (i) subject to Section 210(a), 4063 and 4064 of ERISA or Section 413(c) of the Code (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law). No Company nor Seller has any Liability or contingent Liability with respect to any plan, arrangement or practice of the type described in this Section 3.13(a) other than the Employee Benefit Plans set forth on Section 3.13(a) of the Disclosure Schedule.

(b) No Company, Seller, any of their Affiliates or any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any Multiemployer Plan, any Multiple Employer Plan or similar plan under the Laws of any jurisdiction. No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. No Employee Benefit Plan is or at any time was a defined benefit plan under the Laws of any other jurisdiction. No Company, Seller, any of their Affiliates, or any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c) Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such plan which would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(d) All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the books and records of the Companies. No Employee Benefit Plan has any unfunded Liabilities which are not reflected on the Balance Sheet or the books and records of the Companies or Seller.

(e) There has been no material violation of or material failure to comply with applicable Law, with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with any applicable Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(f) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to Purchaser: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent consolidated financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letters, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(g) There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of Seller Parties, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or the Companies or Seller, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. No Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Governmental Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(h) Each of the Employee Benefit Plans complies in all material respects with its terms and all provisions of applicable Law and all applicable reporting requirements have been satisfied on a timely basis.

(i) The Companies or Seller maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with the Company’s or Seller’s COBRA obligations rising in connection with the transactions contemplated herein. No Employee Benefit Plan provides medical, dental or other benefits for or in respect of any current or former employees or other service providers of the Companies or Seller or their predecessors after termination of employment or other service other than the rights that may be provided by Law.

(j) No “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Restructuring (in each case either alone or in conjunction with any other event) will, with or without the passage of time or the giving of notice (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l) No security issued by a Company or Seller forms or has formed any part of the assets of any Employee Benefit Plan.

(m) The consummation of the transactions contemplated by this Agreement, including the Restructuring, will not give rise to any Liability for termination of any agreements related to any Employee Benefit Plan.

(n) No amounts payable under any Employee Benefit Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(o) Each Employee Benefit Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).

(p) The Companies or Seller have taken such actions necessary with respect to each Employee Benefit Plan to ensure that no service provider of the Companies or Seller is subject to taxes or penalties under Section 409A of the Code.

(q) Each Employee Benefit Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than ninety (90) days’ notice.

(r) There exists no Liability in connection with any former Employee Benefit Plan that has terminated and all procedures for termination or any such former Employee Benefit Plan have been properly followed in accordance with the terms of such former Employee Benefit Plan and Laws.

Section 3.14 Labor.

(a) Section 3.14(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants or contractors of the Companies or Seller as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, (vi) commission, bonus or other incentive-based compensation, (vi) benefits, (vii) location of employment, and (viii) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act or other applicable employment standards legislation and sets forth for each consultant or contractor the terms on which they are engaged. No employee is on a long-term disability leave, receiving benefits pursuant to applicable workers compensation legislation or otherwise an inactive employee. Except as set out in Section 3.14(a) of the Disclosure Schedule, neither the Seller nor any Company is a party to or bound by any Contract in respect of any employee or former employee, which provides such employee or former employee with termination or severance entitlements in excess of those required by applicable Law.

(b) The Companies and Seller are not, nor have they ever been, a party to or bound by, either directly or by operation of applicable Law, any labor or collective bargaining agreement, letter of understanding, letter of intent, or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to Seller Parties’ Knowledge, attempting to represent any employee. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations or other similar labor activity or dispute affecting the Companies or Seller or any of their respective employees. There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending or, to the Knowledge of Seller Parties, threatened against the Companies or Seller.

(c) No labor organization or group of employees of the Companies or Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller Parties, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal or board. There is no organizing activity involving the Companies or Seller pending or, to the Knowledge of Seller Parties, threatened by any labor organization or group of employees of the Companies or Seller.

(d) There are no Legal Proceedings against the Companies or Seller pending or, to the Knowledge of Seller Parties, threatened which would reasonably be expected to be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, employment or termination of employment of any individual or group by the Companies or Seller.

(e) To the Knowledge of Seller Parties, no executive or employee or independent contractor currently has any plans to resign, retire or terminate his, her or its employment or engagement with the Companies or Seller independently of or as a result of the transactions contemplated by this Agreement.

(f) The Companies and Seller are and have been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of the Companies or Seller, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence, accessibility, pay equity, employment practices and standards, and unemployment insurance. All individuals characterized and treated by the Companies or Seller as consultants or contractors are properly treated as independent contractors under all applicable Laws and are not likely to be characterized by any Governmental Body as employees. There are no Legal Proceedings pending against the Companies or Seller, or to Seller Parties’ Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. There are no internal complaints or reports by any current or former employee, consultant or independent contractor pursuant to the anti-harassment policy of the Companies or Seller that are pending or under investigation.

(g) Proventiv has complied with WARN and it has no plans to undertake any action in the future that would trigger WARN.

(h) All employees of the Companies and Seller residing and/or working in the United States are doing so (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws relating to immigration and naturalization. No Legal Proceeding has been filed or commenced against the Companies or Seller or, to Seller Parties’ Knowledge, any employees thereof, that (a) alleges any failure so to comply or (b) seeks removal, exclusion or other restrictions on (I) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (II) the continued ability of the Companies or Seller to sponsor employees for immigration benefits and, to the Knowledge of Seller Parties, there is no reasonable basis for any of the foregoing. To the Knowledge of Seller Parties, there is no reasonable basis to believe that any employee of the Companies or Seller will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws. The Companies and Seller maintain adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. No audit, investigation or other Legal Proceeding has been commenced against the Companies or Seller at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

(i) The consummation of the Restructuring shall not impair or limit the ability of the Companies to employ or engage any employee or consultant of Seller after the Restructuring or the Closing.

(j) Neither the Seller nor any of the Companies has paid or will be required to pay any bonus, fee, distribution, remuneration or other compensation to any employee, consultant or independent contractor (other than salaries, wages or bonuses paid or payable in the ordinary course of business in accordance with current compensation levels and practices as set out in Section 3.14(a) of the Disclosure Schedule) as a result of the transactions contemplated by this Agreement.

Section 3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of Seller Parties, threatened against the Companies or Seller (or pending or threatened against any of the officers, directors or key employees of the Companies or Seller in relation to the Companies or Seller or the Business) before any court or other Governmental Body or any arbitral tribunal, nor is there any basis for any such Legal Proceeding, and no such Legal Proceeding has been commenced by any Person against the Companies or Seller at any time since January 1, 2010 that has previously been settled or finally determined. Neither any Company or Seller has received any written memorandum or legal advice from legal counsel retained by the Companies or Seller to the effect that it is exposed, from a legal standpoint, to any Liability. Neither any Company or Seller has engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. Neither any Company or Seller is subject to any Order of any Governmental Body.

Section 3.16 Compliance with Laws; Permits.

(a) Each of the Companies and Seller is, and has at all times been, in compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business. No Company or Seller has received written notice from any Governmental Body of, and Seller Parties have no Knowledge of, any failure to comply with any Law. There is no investigation by a Governmental Body pending against or, to the Knowledge of Seller Parties, threatened against any of the Companies or Seller.

(b) Section 3.16(b) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by the Companies or Seller or that otherwise relates to the Business. Each Permit listed or required to be listed in Section 3.16(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.16(b) of the Disclosure Schedule:

(i) any Company or Seller, as applicable, is, and has been, in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule;

(iii) no Company or Seller has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and

(iv) all applications required to have been filed for the renewal of the Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

The Permits identified in Section 3.16(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable the Companies or Seller to lawfully conduct and operate the Business and to own and use their assets in the manner in which they currently own and use such assets, and all such Permits held by Seller shall be lawfully transferred to Cayman Newco in connection with the Restructuring, free and clear of all Liens.

Section 3.17 Environmental Matters.

(a) The operations of the Companies and Seller are currently and have been in compliance with all applicable Environmental Laws and all licenses, approvals and Permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”).

(b) The Companies and Seller have obtained and currently maintain all Environmental Permits required under all applicable Environmental Laws necessary to operate the Business.

(c) None of the Companies or Seller is the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material.

(d) None of the Companies or Seller has received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any Liability under any Environmental Law.

(e) None of the Companies or Seller has incurred, retained, assumed or undertaken any contingent Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to it that could give rise to Liability under Environmental Laws.

(f) To the Knowledge of Seller Parties, there is not located at any of the properties of the Companies any (i) underground storage tanks, (ii) asbestos or asbestos-containing material (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint, or (v) mold; and

(g) Seller Parties have delivered to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed within the previous five years with respect to the currently or previously owned, leased or operated properties of the Companies or Seller.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Companies or Seller, complete copies of which policies have previously been delivered to Purchaser and Opko Health by Seller Parties. Such policies are in full force and effect, all premiums due thereon have been paid and no Company or Seller is in default thereunder. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Companies or Seller are a party or by which they are bound. No Company or Seller has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of Seller Parties, is there any basis for any such action. Section 3.18 of the Disclosure Schedule also contains a list of all pending claims and any claims in the past five (5) years with any insurance company by the Companies or Seller in excess of $10,000 and any instances within the previous five (5) years of a denial of coverage of the Companies or Seller by any insurance company.

Section 3.19 Payables. All accounts payable of the Companies or Seller reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Balance Sheet, or, with respect to accounts payable arising after the Balance Sheet Date, on the accounting records of the Companies or Seller.

Section 3.20 FDA and Related Matters.

(a) The Companies and Seller Parties are and have been in compliance in all respects with (i) all applicable Laws of the FDA and other Healthcare Regulatory Authorities (including all rules, regulations, policies, guidance document and guidelines of such Healthcare Regulatory Authorities which, although not necessarily having the force of law, are regarded by any Healthcare Regulatory Authority as requiring compliance as if it had the force of law), and (ii) all Healthcare Regulatory Authorizations, including all requirements of the FDA and all other Healthcare Regulatory Authorities, that are applicable to the Companies or Seller Parties, or by which any property, product, or other asset of the Companies or Seller (including, without limitation, any Product Candidate (as defined below)) is bound or affected. No Company or Seller Party has received any written notification of any pending or, to the Knowledge of Seller Parties, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or other Healthcare Regulatory Authorities, and to Seller Parties’ Knowledge, there is no reasonable basis for any such claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action.

(b) The Companies and Seller have held all Healthcare Regulatory Authorizations required for the conduct of the Business as currently conducted, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow or result in, and the Restructuring will not result in, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

(c) Section 3.20 of the Disclosure Schedule contains a complete and accurate list of all of the Product Candidates of the Companies or Seller, listing, where applicable, those Product Candidates for which the Companies or Seller have applied for or have authorization to test the product in human subjects (“Human Testing Authorization”) according to applicable Laws and listing the type of application made or currently in effect. For those Product Candidates listed in Section 3.20 of the Disclosure Schedule as having received FDA and/or other Human Testing Authorization which are currently under development (including where such Human Testing Authorization has been received as a result of the absence of a notice from a Health Regulatory Authority after a specified amount of time), such Human Testing Authorization has not been revoked, suspended, cancelled or rescinded. No notification has been received by any Company or Seller Party from any Governmental Body, a notified body or any other party that would reasonably be expected to preclude the Companies or Seller from continuing to test such Product Candidates. No applications made or other materials submitted by the Companies or Seller Parties to FDA and other Healthcare Regulatory Authorities contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter. For the purposes of this Agreement, “Product Candidates” means biologics, compounds or other products currently in research or under development by the Companies or Seller or any of their respective licensees, including without limitation CTAP101 Capsules, Fermagate Tablets, CTA018 Injection, CTAP201 Injection, Phosphate Transport Inhibitors and CTA091.

(d) There are no facts or circumstances that the Companies or Seller Parties have concluded could reasonably be expected to have a Material Adverse Effect on the Business.

(e) Section 3.20 of the Disclosure Schedule contains a complete and accurate list of all of the Companies’ and Seller’s research programs relating to any Product Candidates as of the date of this Agreement.

(f) No Company or Seller Party has received any material written notification from the FDA or other Healthcare Regulatory Authorities with jurisdiction over the importing, exporting, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Products which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before the FDA or such other Healthcare Regulatory Authority. None of the Company or any of the Seller Parties have received approval for or market any pharmaceutical products.

(g) Except as disclosed in Section 3.20(g) of the Disclosure Schedule, the Companies and Seller Parties have made available to Purchaser and Opko Health all reports, documents, claims, notices, filings, notes, minutes, transcripts, recordings and other correspondence between the Companies, Seller or any Affiliate thereof, on the one hand, and FDA and other Healthcare Regulatory Authorities, on the other hand, that relate to Product Candidates. Except as disclosed in Section 3.20(g) of the Disclosure Schedule, the Companies and Seller Parties have made available to Purchaser and Opko Health all regulatory audit reports by an outside auditor received by the Companies or Seller Parties in respect of the Company Products and all response to such audits.

(h) All material reports, documents, claims, applications, applicable product registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to FDA or other Healthcare Regulatory Authorities by the Companies or Seller have been so filed, maintained or furnished and, to the Knowledge of Seller Parties, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) and were not misleading in any material respect.

(i) Neither the Companies nor Seller have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product Candidate manufactured or distributed by or on behalf of the Companies or Seller. Neither the Companies nor Seller Parties have received any written notice that the FDA or any other Healthcare Regulatory Authorities has (i) commenced, or threatened to initiate, any action to request the recall of any Product Candidate, (ii) commenced, or threatened to initiate, any action to enjoin the import, export, manufacture or distribution of any Product Candidate or (iii) commenced, or threatened to initiate, any action to enjoin the import, export, manufacture or distribution of any Product Candidate produced at any facility where any Product Candidate is manufactured, tested, processed, packaged or held for sale.

(j) All clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Companies or Seller, or in which the Companies or Seller or their products or Product Candidates have participated were and, if still pending, are being conducted in accordance with any and all internal health, safety and environmental guidelines and standards of the Companies or Seller, as applicable, any and all applicable trial protocols, standard medical and scientific research procedures and all applicable Laws, including, but not limited to with respect to Product Candidates, compliance with the requirements of Good Laboratory Practice (21 C.F.R. Part 58) and FDA regulations relating to Good Clinical Practice and Clinical Trials (including 21 C.F.R. Part 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56), any relevant current International Conference on Harmonization (ICH) guidance documents, and all similar local, state, provincial, federal, and foreign Laws or Governmental Bodies’ requirements, and any adverse event or adverse drug reaction reporting requirements of any of the foregoing. The Companies and Seller have obtained any necessary FDA or other Healthcare Regulatory Authority approvals or authorizations to administer all applicable investigational products to humans, and is in material compliance with all ongoing requirements under 21 C.F.R. Part 312 and the requirements of other similar Laws relating to clinical trials and new drug candidates. None of the Companies or any Seller Parties has received any written notices, correspondence or other written communication from any Governmental Body, data safety monitoring board or institutional review board requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Companies or Seller, as applicable, with respect to Product Candidates.

(k) All clinical trials conducted by or on behalf of the Companies or Seller and relied or for marketing authority conform to the characteristics of “adequate and well-controlled studies” set forth in 21 C.F.R. § 314.126.

(l) All manufacturing operations conducted by or for the benefit of the Companies or Seller with respect to Product Candidates, whether domestic or foreign, have been, and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, to the extent applicable the relevant current International Conference on Harmonization (ICH) guidance documents (including, without limitation, the ICH Guidance Q7A Good Manufacturing Practices Guidance for Active Pharmaceutical Ingredients), 21 C.F.R. Parts 210, 211, 606 and 610, and all Laws.

(m) No Company or Seller Party has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other similar notices from other Healthcare Regulatory Authorities.

(n) As to Product Candidates for which an investigational new drug application, clinical trial application, biologics license application, new drug application or similar state, regulatory or foreign application has been filed or Human Testing Authorization has been obtained, (including where such Human Testing Authorization has been received as a result of the absence of a notice from a Health Regulatory Authority after a specified amount of time), the Companies or Seller, as applicable, are in material compliance with 21 U.S.C. §§ 355, Section 262 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 and 601 et seq., respectively, and all material terms and conditions of such licenses or applications. As to each such application, the relevant party has included any required debarment certification described in 21 U.S.C. § 335a(k)(1), and each such certification was and continues to be true, complete and correct.

(o) No Company or Seller Party is the subject of any pending or, to the Knowledge of Seller Parties, threatened investigation regarding the Companies or Seller or their products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or otherwise. No Company or Seller Party, nor, to the Knowledge of Seller Parties (for purposes of this subsection only, excluding from the definition of “Knowledge” any obligation of inquiry), any officer, employee or agent of the Companies or Seller (in its performance of services for the Companies or Seller), has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. No Company or Seller Party, nor, to the Knowledge of Seller Parties, any officer or employee of the Companies or Seller, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the U.S. federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or could be excluded from participating in any health care programs outside the United States. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of Seller Parties, threatened, against the Companies or Seller Parties or, to the Knowledge of Seller Parties, any of their respective directors, officers or employees.

(p) Except as disclosed in Section 3.20(p) of the Disclosure Schedule, the Companies and Seller Parties have made available to Parent all information Known to Seller Parties with respect to the safety or efficacy of the Product Candidates.

(q) All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Product Candidates either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, any relevant current International Conference on Harmonization (ICH) guidance documents and all similar local, state, provincial, federal and foreign Laws or Governmental Bodies’ requirements, (ii) were pilot safety studies or (iii) involved experimental research techniques that are not generally performed by registered Good Laboratory Practice (or foreign equivalent) testing laboratories and have employed reasonable procedures and controls. Without limiting the foregoing, all animal studies or other preclinical tests performed in connection with or as reasonably be expected to be submitted in support of any regulatory approval required for the Product Candidates have been conducted in accordance with applicable Law.

(r) Except as disclosed in Section 3.20(r) of the Disclosure Schedule, no clinical hold, suspension, cancellation or termination of a clinical study has been ordered by FDA under 21 C.F.R. § 312.42 or § 312.44, or by any other Healthcare Regulatory Authority on any clinical trial of a product of the Companies or Seller, and no such clinical trial has otherwise has been suspended, cancelled or terminated by any person (including the Companies or Seller) prior to completion.

Section 3.21 Suppliers. Section 3.21 of the Disclosure Schedule sets forth a complete and correct list of the top ten (10) suppliers of each of the Companies and Seller for the most recently ended fiscal year and for the nine-month period ended September 30, 2012 and the amount of purchases from each such supplier during such period. Except as set forth on Section 3.21 of the Disclosure Schedule, since the Balance Sheet Date, no supplier has cancelled or otherwise terminated, reduced or, to the Knowledge of Seller Parties threatened, to cancel or terminate or reduce, its relationship with any Company or Seller, nor is there any dispute therewith.

Section 3.22 Related Party Transactions. Except as described in Section 3.22 of the Disclosure Schedule, since the Balance Sheet Date, no Company or Seller has loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of the Companies or any Seller Party. Except as described in Section 3.22 of the Disclosure Schedule, since the Balance Sheet Date, no Company or Seller, nor any Affiliate of any Company or Seller, nor any officer or employee of any of them (i) has owned any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of any Company or Seller, (B) engaged in a business related to the businesses of the Companies or Seller, or (C) a participant in any material transaction to which Companies or Seller have been a party or (ii) has been a party to any Contract with the Companies or Seller or engaged in any transaction or business with the Companies or Seller. No Company or Seller has any Contract or understanding with any officer, director, employee or shareholder of the Companies or Seller, or any Affiliate of any such Person, that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by the Companies or Seller.

Section 3.23 Brokers Fees. No Company or Seller has any Liability to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.24 Absence of Certain Business Practices. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Companies nor Seller has, and no Seller Party, no Affiliate or to the Knowledge of Seller Parties (for purposes of this subsection only, excluding from the definition of “Knowledge” any obligation of inquiry) agent of the Companies or any Seller Party, and no other Person acting on behalf of or associated with any Seller Parties or the Companies, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office

(domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Companies or Seller (or assist the Companies or Seller in connection with any actual or proposed transaction), in each case which (i) may reasonably be expected to subject Companies or Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, Business, or operations of the Companies or Seller, or (iii) if not continued in the future, may adversely affect the assets, business or operations of the Companies or Seller.

Section 3.25 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Companies or Seller in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any material disruption or interruption in or to the use of any such Systems by the Companies or Seller. The Companies, Seller and their Affiliates are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Business.

Section 3.26 Bank Accounts; Powers of Attorney. Section 3.26 of the Disclosure Schedule sets forth:

(a) with respect to any borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes of the Companies or Seller, the name of the financial institution, the type of account and the account number; and

(b) the name of each Person holding a general or special power of attorney from or with respect to the Companies or Seller and a description of the terms of each such power.

Section 3.27 Restructuring. Without limiting any representation or warranty made elsewhere herein, the Cayman Newco Transfer, the Conversion, the Proventiv Contribution and the Restructuring taken as a whole (a) will be sufficient to vest in the Companies all right, title and interest in and to the rights and assets of Seller and Holdings prior to Closing and all asset rights and interests reasonably necessary for the conduct of the Business by Purchaser after the Closing, (b) shall not impair title to any right or asset of Seller, Holdings or any Company or result in the imposition of any Lien thereon, (c) shall not subject any Company to any Liability other than GST/HST or increase any existing Liability of Seller or any Company other than GST/HST and (d) will not cause any representation or warranty set forth herein to not be true and correct in any respect.

Section 3.28 No Misrepresentation. No representation or warranty of the Seller Parties contained in this Agreement, the Disclosure Schedule, any other Transaction Document or in any certificate or other instrument furnished to Purchaser or Opko Health in connection with the transactions contemplated by this Agreement herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.29 Privacy Laws.

(a) Except as set forth in Section 3.29 of the Disclosure Schedule, the Companies and Seller have complied in all material respects with all Privacy Laws in connection with the Companies’ and Seller’s collection, use and disclosure of Personal Information; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

(b) The Companies and Seller have had in place since 2004 a privacy policy governing the collection, use and disclosure of Personal Information by the Companies and Seller, and have collected, used and disclosed Personal Information in accordance with such policy.

(c) All consents required to be obtained in connection with the provision by the Seller Parties or Companies to the Purchaser of Transaction Personal Information in connection with the Purchaser evaluating or proceeding with the transactions contemplated by this Agreement have been obtained.

(d) The Seller Parties and the Companies have advised the Purchaser of all of the purposes for which Transaction Personal Information was initially collected and, where any such Transaction Personal Information has been used for additional purposes, of such additional purposes that are material to the conduct of the Business as currently conducted by the Companies and Seller. Each individual to whom such Transaction Personal Information relates has been notified of, and their consent obtained for, its use for such additional purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND OPKO HEALTH

Except as otherwise set forth on the Purchaser Disclosure Schedule or in the SEC Reports, Purchaser and Opko Health represent and warrant, jointly and severally, to Seller Parties as follows:

Section 4.1 Organization. Opko Health is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of Purchaser and Opko Health has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

Section 4.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and Transaction Documents to which Purchaser or Opko Health is a party have been duly authorized by all necessary action by or on behalf of Purchaser or Opko Health, as applicable. Each of Purchaser and Opko Health has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder including, without limitation, the issuance and delivery of the Opko Shares. This Agreement and each Transaction Document to which Purchaser or

Opko Health is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser or Opko Health, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.3 Conflicts; Consent of Third Parties. Neither the execution and the delivery by Purchaser or Opko Health of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser or Opko Health including, without limitation, the issuance and delivery of the Opko Shares, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Purchaser or Opko Health, (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Purchaser or Opko Health is a party or by which Purchaser or Opko Health or their respective properties or assets are bound, or (c) violate any Law or any Order by which Opko Health or Purchaser is bound or which is applicable to its business. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including the New York Stock Exchange or any Governmental Body, is required to be obtained by or made on the part of Purchaser or Opko Health in connection with the execution, delivery and performance of this Agreement, the consummation of the transaction contemplated hereby including, without limitation, the issuance and delivery of the Opko Shares, or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.

Section 4.4 Brokers Fees. Neither Purchaser nor Opko Health has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.5 No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser or Opko Health from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder. There is no investigation by a Governmental Body pending against or, to the Knowledge of Opko Health, threatened against Opko Health or any of its direct or indirect subsidiaries.

Section 4.6 Investment Purpose. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to Applicable Securities Laws.

Section 4.7 SEC Reports; Financial Statements. Opko Health has, for the twelve months preceding the date hereof, timely filed all reports, registrations, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Securities Exchange Act, including pursuant to Section 13 or 15 thereof (the foregoing materials being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the U.S. Securities & Exchange

Commission (the “Commission”) promulgated thereunder, and the rules and regulations of any other governmental authority with which the SEC Reports were made or should have been made, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements and related disclosures of Opko Health included in the SEC Reports comply in all material respects with the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Opko Health and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.8 Issuance of Opko Shares. When issued and delivered in accordance with this Agreement, the Opko Shares shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable, (b) listed for trading on the New York Stock Exchange, and (c) free and clear of any Liens, other than restrictions imposed by Applicable Securities Laws.

Section 4.9 Canadian Ownership of Opko Shares. On the Closing Date and on each date on which Earn-Out Shares are issued, Opko Health shall deliver to the Seller a certificate stating: (i) the percentage of the outstanding shares of Opko Common Stock that are directly or indirectly owned by residents of Canada; and (ii) the percentage of the total number of owners directly or indirectly of the outstanding shares of Opko Common Stock that are residents of Canada. Such percentages shall give effect to the issuance of Opko Common Stock being effected on the date of the certificate (based on the information regarding residency of the recipients of Closing Shares or Earn-Out Shares, as the case may be, as provided to Opko Health by Seller Parties or any trustee or third party agent acting on their behalf), and shall be determined based on reasonable efforts (within the meaning of Section 1.15 of the Companion Policy to National Instrument 45-102). The Closing Shares and the Earn-Out Shares shall not bear any legend regarding resale restrictions pertaining to such shares under Canadian Securities Laws.

ARTICLE V

COVENANTS

Section 5.1 Commercially Reasonable Efforts; Notices and Consents.

(a) Each of the Parties shall use its commercially reasonable efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement and each of the Transaction Documents (including satisfaction, but not waiver, of the conditions set forth in ARTICLE VI). Each of the Parties shall cause their respective Affiliates to comply and be responsible for each covenant and undertaking made by it hereunder.

(b) Each of the Parties shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any Consents which are required to be given, made or obtained by it in connection with consummation of the transactions contemplated by this Agreement.

(c) From the date hereof until the Closing (or earlier termination of this Agreement), Seller Parties and the Companies shall promptly notify Purchaser in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller Parties hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied;

(ii) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(iv) any Legal Proceedings commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller Party or any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

Purchaser’s receipt of information pursuant to this Section 5.1(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller Parties in this Agreement (including Section 7.1 and Section 8.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedule.

Section 5.2 Access to Information; Financial Statements.

(a) From the date hereof until the Closing (or earlier termination of this Agreement), Seller Parties and the Companies shall (i) afford Purchaser and its employees, agents, accountants and legal and financial advisors (collectively, the “Purchaser’s Agents”) with access, during normal business hours, to the offices, plants, warehouses, properties, Books and Records of the Companies and the Seller Parties relating to the Business, and (ii) furnish to Purchaser’s Agents such additional financial and operating data and other information regarding the operations of the Companies as Purchaser may from time to time request to the extent that such data or other information is maintained or reasonably available. Seller Parties and the Companies shall facilitate Purchaser’s contact and communication with the employees and personnel of the Companies and its customers, suppliers, vendors and distributors of the Business, all as requested upon reasonable notice by Purchaser to the Seller Parties or the Companies and during normal business hours after the date hereof. Seller Parties and the Companies shall direct the employees and personnel of the Companies to cooperate with Purchaser in connection with the foregoing. From the date hereof through the Closing, Seller Parties and the

Companies shall use good faith efforts to operate the Business in such a manner as to achieve a smooth transition consistent with the mutual business interests of Seller Parties and Purchaser. In this regard, the Parties agree that they will enter into and continue good faith discussions concerning the Companies, including personnel policies and procedures, and other operational matters relating to the Companies.

(b) From the date hereof until the Closing (or earlier termination of this Agreement), the Seller Parties shall, as soon as practicable and in any event within fifteen (15) days after the end of each fiscal month of the Companies, deliver to Purchaser the internally prepared consolidated financial statements of the Companies as of the end of such fiscal month, for such fiscal month and for the period from the beginning of the then-current fiscal year to the end of such fiscal month.

Section 5.3 Operation of Business. Except as contemplated by this Agreement and as may be required for the Restructuring in accordance with Section 5.13 hereof, during the period from the date of this Agreement to the Closing (or earlier termination of this Agreement), each of the Seller and the Companies shall conduct its operations in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with Governmental Bodies, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, none of Seller or any Company shall, without the written consent of Purchaser, take any of the following actions except to the extent that such actions are required as part of the Restructuring or contemplated by the Transaction Documents:

(a) declare or pay any dividends or distributions on or in respect of any of the capital stock or other securities of Seller or any Company, or redeem, purchase or acquire any capital stock or other securities of Seller or any Company or make any other payment to or on behalf of any shareholder or other equity holder of Seller or any Company or any Affiliate thereof;

(b) except as disclosed in Section 5.3(b) of the Disclosure Schedule, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of Seller or any Company, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of Seller or such Company;

(c) enter into or amend any employment, deferred compensation, severance or similar contract;

(d) materially change any of its accounting or Tax reporting principles, methods or policies, settle any Tax controversy, amend any Tax Return, or make any material Tax election by or with respect to Seller or any Company;

(e) except for the transactions contemplated by this Agreement, enter into or amend any other transaction or Contract other than in the ordinary course of business consistent with past practice;

(f) hire any employees or engage any independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(g) breach any Contract;

(h) make any loans, advances or capital contributions to, or investments in, any Person;

(i) mortgage, pledge or subject to any Lien any of its assets, or acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of Seller or any Company except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(j) cancel or compromise any debt or claim or amend, cancel, terminate, relinquish, waive or release any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to Seller or any Company;

(k) enter into or amend any Contract or transaction with any of its Affiliates or pay any fees, expenses or other amounts to any Affiliate of Seller or any Company;

(l) make or commit to make any capital expenditures, capital additions or improvements or any other expense (i) in excess of $100,000 individually or $250,000 in the aggregate or (ii) outside the ordinary course of business consistent with past practices;

(m) enter into any prepaid services transactions with any of its customers or otherwise accelerate revenue recognition or the sales of its services for periods prior to the Closing;

(n) change its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(o) amend any of its Governing Documents;

(p) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;

(q) except as disclosed in Section 5.3(q) of the Disclosure Schedule, issue any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of Seller or any Company, or incur any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practices);

(r) enter into any compromise or settlement of any Legal Proceeding or investigation by any Governmental Body;

(s) transfer, assign or grant any license or sublicense of any material rights under or with respect to any Intellectual Property;

(t) fail (i) to file any material reports or take steps necessary to comply with applicable Laws and (ii) to maintain in good standing all Permits; and

(u) take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE VI not being satisfied; or

(v) give or agree to give or becomes a party to or bound by any guarantee, surety or indemnity in respect of Indebtedness or other obligations or Liabilities of any other Person or becomes a party to any other commitment by which Seller or a Company, as the case may be, is, or is contingently, responsible for such indebtedness or other liability or obligation; or

(w) enter into any contracts or commitments to do or perform in the future any actions referred to in this Section 5.3.

Section 5.4 Further Assurances; Litigation Support.

(a) If any further action is necessary or reasonably required to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request; provided, however, that Purchaser shall not be required to incur any out-of-pocket expense in connection therewith. Seller Parties and the Companies shall cooperate with Purchaser to encourage each lessor, licensor, customer, supplier, or other business associate of Seller or the Companies to maintain the same business relationships with Seller or the Companies after the Closing as it maintained with Seller or the Companies prior to the Closing, at Purchaser’s sole cost and expense.

(b) Following the Closing, in the event and for so long as Purchaser actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving Seller or any Company, each Seller Party shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor hereunder).

Section 5.5 Names and Logos. From and after the Closing, Seller Parties will not, and will cause their respective Affiliates not to, use any names or logos incorporating or similar to “Cytochroma,” “Proventiv” or any derivatives thereof or any other trade name used in the Business, and shall, provide Purchaser with copies of articles of amendment effective on the Closing Date evidencing the change of Seller Parties’ names to names which do not include “Cytochroma,” “Proventiv” or any derivative thereof or any other trade name used in the Business.

Section 5.6 Mail; Payments; Receivables. From and after the Closing, each Seller Party agrees to refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to any Company and the conduct of the Business after the Closing Date. From and after the Closing, each Seller Party further agrees to remit to Purchaser all payments and invoices received by it or its Affiliates that relate to any Company (including accounts receivable) or the conduct of the Business after the Closing Date within five (5) Business Days after its receipt thereof.

Section 5.7 Public Announcements; Confidentiality.

(a) Unless otherwise required by applicable Law, no Seller Party shall, and each Seller Party shall cause its Affiliates, agents, representatives and professionals not to, and, prior to the Closing, the Companies shall not, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of Purchaser.

(b) From and after the Closing, each Seller Party shall, and shall cause its respective Affiliates to, hold, and shall use its best efforts to cause its or their respective representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning any Company or the Business, except to the extent that such Seller Party can show that such information (i) is generally available to and known by the public through no fault of any Seller Party or any of their respective Affiliates or representatives; or (ii) is lawfully acquired by such Seller Party or any of their respective Affiliates or representatives from and after the Closing from sources unrelated to Purchaser, the Companies, or any Seller Party which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party or any of its respective Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Seller Party is legally required to be disclosed as advised by counsel in writing; provided, however, that each Seller Party shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be afforded such information.

Section 5.8 Tax Covenants.

(a) Purchaser, on the one hand, and each Seller Party, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the terms of this Agreement, and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to the Transaction Documents.

(b) Notwithstanding anything to the contrary set forth herein, any sales Tax attributable to the sale or transfer of the Shares, or any other transaction contemplated in the Transaction Documents, shall be paid or funded by Purchaser, provided that Seller Parties shall otherwise be responsible for any other Taxes relating to the transactions contemplated hereby or in the other Transaction Documents.

(c) For purposes of determining the Taxes of the Companies through a particular date under all provisions of this Agreement, in the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the portion of the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which any Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the portion of the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d) The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for each Company for the period prior to Closing which are due after Closing provided that such Tax Returns are prepared on a consistent basis with past practices.

(e) The Parties will provide each other with such reasonable cooperation and information as any of them reasonably may request of another in filing any Tax Return or conducting any audit, investigation or other proceeding in respect of Taxes. Each such Party will make its employees and representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such Party will make available all Tax Returns, schedules and work papers and all other records or documents relating to Tax matters of the relevant entity in their possession or control, including audit reports received from any Tax authority relating to any Tax Return of the relevant entity, until the expiration of the statute of limitations of the respective Tax periods to which such Tax Returns and other documents relate. Any non-public information obtained from the Parties under this Section 5.8(d) will be kept confidential, except as otherwise required by applicable Law.

(f) The Parties intend that the acquisition by Purchaser of equity interests in Proventiv and Cayman Newco will not be treated for U.S. federal income tax purposes as a reorganization under Code Section 368. The preceding sentence does not apply to the pre-Closing transactions provided for in Section 5.13 hereof.

Section 5.9 Exclusive Dealing. During the period from the date hereof through the Closing Date or the earlier termination of this Agreement, Seller Parties and the Companies shall not, directly or indirectly, and shall cause their respective officers, directors, employees, agents, consultants, representatives, advisors and Affiliates to not, directly or indirectly:

(a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser or its Affiliates) relating to or in connection with a possible Acquisition Transaction; or

(c) accept any proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction.

Seller Parties and the Companies further agree that they shall, prior to the earlier of the Closing or the earlier termination of this Agreement in accordance with its terms, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction, including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof (including a copy of any written inquiry, proposal or offer) that is received by any Company or any Seller Party or any representative thereof.

Section 5.10 Resignations; Employment Arrangements.

(a) At the Closing, Seller shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers, directors and managers of the Companies requested by Purchaser, and a release of all claims against the Companies and Seller Parties by each such director, officer and manager, at least one (1) Business Day prior to the Closing provided that the releases shall not extend to any employment arrangements which shall remain in force after Closing as contemplated in Section 5.10(b).

(b) Purchaser and Opko Health (i) acknowledge and agree that all of the employees of the Companies shall continue to be employed by the respective Companies as at the Closing; and (ii) shall not, or allow any of the Companies to, terminate any of such employees or adversely amend any material employment term of any such employee (other than terms relating to equity grants or sale bonuses) for a period of one (1) year from the Closing (provided, however, that Purchaser or the applicable Company may terminate any such employee if it determines in its discretion that grounds for termination for cause exist).

(c) Effective immediately prior to the Closing, Proventiv shall terminate the Proventiv Therapeutics, LLC 401(k) Plan or any successor plan, unless Purchaser provides written notice to Proventiv that such plan shall not be terminated. Proventiv shall provide Purchaser with evidence of such termination that is satisfactory to Purchaser prior to the Closing.

Section 5.11 Tangible Property. On or prior to the Closing Date, Seller shall deliver to the Companies all tangible property belonging to any Company that is in its possession or under its control.

Section 5.12 Cash and Cash Equivalents. As of the Closing, the Companies shall have an aggregate of at least US$*** in unrestricted cash.

Section 5.13 Pre-Closing Restructuring.

(a) Prior to the Closing, Seller shall (i) sell, transfer and assign all right, title and interest in and to all of its assets, liabilities and the Business (including all Canadian federal and provincial refundable investment tax credits receivable and the Development Shares and all of its owned and licensed Intellectual Property) to Cayman Newco in exchange for the assumption by Cayman Newco of such assigned liabilities and issuance to Seller of additional common shares of Cayman Newco, which together with the common shares of Cayman Newco owned by Seller as of the date hereof, shall constitute 100% of the Cayman Newco Interests, and Cayman Newco shall assume all such liabilities and (ii) as part of such transfer of Seller’s business, Cayman Newco shall hire or otherwise engage, all employees, consultants and independent contractors of Seller, such employees (which, for purposes hereof, shall be deemed to include ***) to be so hired for a minimum period of one (1) year after Closing (provided, however, that Cayman Newco may terminate any such employee if it determines in its discretion that grounds for termination for cause exist) ((i) and (ii) collectively, the “Cayman Newco Transfer”).

(b) Seller and Cayman Newco shall execute jointly an election under section 167 of the Excise Tax Act (Canada), and the Quebec equivalent if applicable, to have the Cayman Newco Transfer take place free of goods and services tax/harmonized sales tax (“GST/HST”) and Quebec sales tax (“QST”). Cayman Newco shall file such election(s) with the appropriate governmental authorities not later than the day on which it is required to file its GST/HST and QST returns for the reporting period in which the Cayman Newco Transfer takes place.

(c) At least one (1) day after the Cayman Newco Transfer, Seller shall convert into an unlimited liability company, wholly owned by Holdings, under the laws of Alberta (the “Conversion”). Seller agrees, within 15 days after the Conversion and in all events prior to the Closing, to file an initial entity classification election under Treasury Regulations Section 301.7701-3 to be classified as a disregarded entity for U.S. federal income tax purposes.

(d) At least one (1) day after the Conversion and at least one (1) Business Day prior to the Closing, Holdings shall contribute, on a Canadian income tax deferred basis pursuant subsection 85(1) of the ITA, all right, title and interest in and to the Proventiv Interests to Seller (the “Proventiv Contribution,” and together with the Cayman Newco Transfer and the Conversion, the “Restructuring”).

(e) Except as otherwise provided herein, Seller Parties shall not make a “check the box” election under Treasury Regulations Section 301.7701-3 with respect to Cayman Newco, Proventiv, Seller or Development. Furthermore, from January 1, 2013 through the Closing, none of the Seller Parties or Companies will enter into any transaction or arrangement which would give rise to any type of income described in Subpart F of the Internal Revenue Code.

(f) All Canadian federal and provincial SR&ED refundable investment tax credits receivable to which Seller is entitled shall be assigned to Cayman Newco as part of the Cayman Newco Transfer. If any such refund is paid by the relevant tax authority to Seller after Closing, such refund amount shall be held by Seller in trust for Cayman Newco as assignee and immediately paid over by Seller to Cayman Newco. Seller shall enter into such further documentation and arrangements as shall be requested by Purchaser to provide for such assignments, the claiming of credits by Seller to the extent it is entitled thereto, the handling of any audits or disputes with the tax authorities relating to the credits, and the handling of cash refunds, all with the intent of ensuring that Cayman Newco obtains the benefit of the credits.

(g) If there are any accounts receivable included in the assets transferred pursuant to the Cayman Newco Transfer, Cayman Newco and Seller shall elect jointly in the prescribed form under section 22 of the ITA, section 184 of the Taxation Act (Québec), if applicable, and the corresponding provisions of any other applicable Tax statute, provided such election is properly applicable, as to the sale of such receivables and designate in such election an amount equal to the portion of the purchase price allocated to the receivables as part of the Cayman Newco Transfer. This election, or these elections, shall be made within the time prescribed for such elections.

(h) Cayman Newco and Seller shall, if applicable, jointly execute and file an election under subsection 20(24) of the ITA in the manner required by subsection 20(25) of the ITA and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the ITA and under any other applicable provincial or territorial statute, as to such amount paid by the Seller to Cayman Newco for assuming future obligations. In this regard, Cayman Newco and Seller acknowledge that a portion of the assets to be transferred by Seller as part of the Cayman Newco Transfer and having a value equal to the amount elected under subsection 20(24) of the ITA and the equivalent provisions of any applicable provincial or territorial statute, will be transferred by Seller as a payment for the assumption of such future obligations by Cayman Newco.

(i) Cayman Newco and Seller agree not to make an election pursuant to subsection 85(1) of the ITA or under the equivalent or corresponding provisions of any other applicable provincial or territorial statute in connection with the Cayman Newco Transfer.

(j) The Seller Parties understand and agree that the completion of the Restructuring is a substantial inducement to Purchaser and Opko Health to enter into this Agreement and that full, strict and timely compliance with each step of the Restructuring as set forth in this Section is a condition precedent to Purchaser’s and Opko Health’s obligations to close the transactions contemplated hereby. All agreements and other documents relating to the Restructuring or any portion thereof shall be presented to Purchaser and Opko Health for approval at least five (5) Business Days prior to the effectiveness of each such document or agreement, such approval not to be unreasonably withheld. The Seller Parties (i) shall use commercially reasonable efforts to obtain all consents and approvals of, and give all notices to, any third party or Governmental Body (“Restructuring Consents”) that may be required in order to effectuate the Restructuring or any portion thereof, including consents required to transfer or assign any contracts or other assets, and (ii) in connection therewith, shall use commercially reasonable efforts to procure any related consents from such third parties as may be requested by Purchaser in connection with any planned post-Closing restructuring of the Companies.

Section 5.14 Discharge of Indebtedness and Release of Liens. Prior to the Closing, the Seller shall cause all Indebtedness, notes or other obligations of any Company (other than trade or other accounts payables incurred in the ordinary course of business, consistent with past practices, which are not overdue and which do not relate to any breach of any obligation, each of which is listed (or of the same type listed) on Schedule 5.14 of the Disclosure Schedule (the “Payables”), which Purchaser acknowledges shall remain obligations of the Companies after Closing) to be satisfied or cancelled, and shall cause all Liens on any assets or equity interests of any Company to be released.

Section 5.15 Opko Health Reporting Obligations. At any and all times until the earlier of the date that all of the Milestones have been achieved and the Final Milestone Date, Opko Health shall make and keep adequate current public information with respect to it in accordance with Rule 144 under the Securities Act, at all times and to use commercially reasonable efforts to file with the U.S. Securities and Exchange Commission in a timely manner all reports and other documents required of Opko Health under the Securities Act and the Exchange Act at any time and from time to time.

Section 5.16 Continued Listing. At any and all times until the earlier of the date that all of the Milestones have been achieved and the Final Milestone Date, Opko Health shall use commercially reasonable efforts to make any other filings necessary to meet the quantitative listing and maintenance standards for continued listing on the New York Stock Exchange (or equivalent filings and standards of any other U.S. national exchange system (excluding the OTCBB) or market quotation system (including NASDAQ) upon which Opko Health is then listed), including timely filing of an additional listing application for the Opko Shares.

Section 5.17 Opko Health Guarantee.

(a) In consideration for the Seller Parties entering into this Agreement, Opko Health (as principal obligor and not merely as surety) unconditionally and irrevocable, as a continuing obligation, guarantees to Seller Parties the proper and punctual performance by Purchaser of all its obligations, commitments and undertakings under or pursuant to this Agreement and agrees to indemnify the Seller Parties against all Losses which the Seller Parties may suffer through or arising from any failure by Purchaser so to perform or observe any of its obligations, commitments and undertakings under or pursuant to this Agreement, subject to the limitations set forth herein.

(b) If and each time that Purchaser fails for any reason whatsoever to perform or observe any of its obligations, commitments or undertakings under or pursuant to this Agreement, Opko Health shall forthwith unconditionally perform (or procure the performance or observance of the obligation, commitment or undertaking in relation to which such failure has occurred in the manner prescribed in this Agreement) so that the same benefits shall be received by, or conferred on, the Seller Parties as would have been so received or conferred if such obligation, commitment or undertaking had been duly performed and/or observed by Purchaser.

Section 5.18 Parent Shareholder Approval. Seller Parties shall use all commercially reasonable efforts in accordance with and subject to applicable Law and the Governing Documents of Parent in effect to cause a meeting of Parent’s shareholders (the “Shareholder Meeting”) to be duly called and held as soon as reasonably practicable (but no later than January 31, 2013) for the purpose of securing the approval of the shareholders or other equity interest holders of Parent required to approve and adopt this Agreement and the transactions contemplated hereby (the “Parent Shareholder Approval”), including the mailing of any required notices and other required information. In connection with the Shareholder Meeting, Parent will use commercially reasonable efforts to obtain the Parent Shareholder Approval and will otherwise comply with all Laws applicable to the Shareholder Meeting. In the event the Parent Shareholder Approval is not obtained at the Shareholder Meeting, Parent shall adjourn such meeting and use commercially reasonable efforts to obtain the Parent Shareholder Approval as promptly as practicable thereafter.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to Obligation of Purchaser and Opko Health. The obligation of each of Purchaser and Opko Health to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a) The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in such respects as of such date. The covenants and agreements contained in this Agreement to be complied with by the Companies and Seller Parties at or before the Closing shall have been complied with in all material respects, except for the covenants set forth in Section 5.13 relating to the Restructuring, which shall have been complied with in all respects.

(b) There shall not have occurred a Company Material Adverse Effect.

(c) No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other Order of a similar nature issued by any Governmental Body, shall be in effect or pending prohibiting or preventing the transactions contemplated by this Agreement.

(d) Any approval of the shareholders or other equity interest holders of any Seller Party required pursuant to the Governing Documents of such entity or pursuant to applicable Law (including the Parent Shareholder Approval) to approve and adopt this Agreement and the transactions contemplated hereby (the “Shareholder Approval”) shall have been obtained.

(e) All Indebtedness of the Companies (including prepayment penalties, fees and similar amounts payable in connection with the repayment thereof but excluding Payables which Purchaser acknowledges shall remain obligations of the Companies after Closing) shall have been repaid and Seller shall have delivered evidence satisfactory to Purchaser and Opko Health of such repayment and the release or discharge of any and all Liens on any assets or equity interests of any Company.

(f) The Seller Parties shall have delivered the following to Purchaser:

(i) a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of the Seller Parties to the effect that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied;

(ii) stock certificates representing the Shares, free and clear of all Liens (other than any restrictions under Applicable Securities Laws), each duly endorsed in blank or with duly executed stock powers attached, with all required stock transfer tax stamps affixed thereto;

(iii) a certificate of the secretary of each Company and each Seller Party certifying to (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of such entity, certified by the Secretary of State (or equivalent officer) of the jurisdiction in which each such entity is incorporated or organized, as of a recent date, and stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date, (B) all other Governing Documents of such entity, (C) the adoption of resolutions by the board of directors or other governing body of such entity approving the transactions contemplated by the Transaction Documents, (D) the Shareholder Approval and (E) the incumbency of the officers signing the Transaction Documents on behalf of such entity (together with their specimen signatures);

(iv) a statement issued by Proventiv to Purchaser that Proventiv is not a U.S. real property holding corporation, which satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), and a notice thereof shall be sent to the U.S. Internal Revenue Service as provided for in Treasury Regulations Section 1.897-2(h); said statement shall be in form reasonably satisfactory to the Purchaser;

(v) a good standing certificate (or its equivalent), as of a recent date, for each Company and Seller Party certified by the Secretary of State (or equivalent officer) of (A) the jurisdiction of organization of such entity, and (B) each other jurisdiction in which such entity is qualified to do business as a foreign entity;

(vi) all Consents set forth (or required to be set forth) in Sections 2.4 and 3.4 of the Disclosure Schedule in form and substance satisfactory to Purchaser and the Restructuring Consents;

(vii) evidence reasonably satisfactory to Purchaser of the completion of the Restructuring in accordance with Section 5.13;

(viii) the Non-Competition Agreements, duly executed and delivered by ***, ***, ***, and ***;

(ix) the General Release, duly executed and delivered by each Seller Party;

(x) resignations of the directors, officers and managers of the Companies pursuant to Section 5.10;

(xi) evidence that the Companies have an aggregate of at least US$*** in unrestricted cash at Closing;

(xii) evidence of termination of any obligations, Liabilities and agreements between Seller or a Company on the one hand and any Affiliate of any Seller Party or the Company on the other hand; and

(xiii) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 6.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by the Seller (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a) The representations and warranties of Purchaser and Opko Health contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in such respects as of such date. The covenants and agreements contained in this Agreement to be complied with by Purchaser or Opko Health at or before the Closing shall have been complied with in all material respects.

(b) There shall not have occurred a Material Adverse Effect with respect to Opko Health or Purchaser.

(c) No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other order issued by any Governmental Body shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

(d) The Parent Shareholder Approval shall have been obtained.

(e) Purchaser and/or Opko Health shall have delivered the following to the Seller:

(i) certificates representing the Closing Shares;

(ii) a certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser and Opko Health to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(iii) a certificate of the secretary of Purchaser and Opko Health certifying to (A) Purchaser’s and Opko Health’s Governing Documents, respectively, (B) the adoption of resolutions of the board of directors of each of Purchaser and Opko Health approving the transactions contemplated by the Transaction Documents, and (C) the incumbency of the officers signing the Transaction Documents on behalf of Purchaser and Opko Health (together with their specimen signatures);

(iv) a good standing certificate, as of a recent date, of each of Purchaser and Opko Health certified by the Secretary of State of the state of its organization; and

(v) such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnity Obligations of Seller Parties. Subject to the limitations set forth herein, each Seller Party, jointly and severally, covenants and agrees to defend, indemnify and hold harmless Purchaser, Opko Health and their Affiliates (including, after the Closing, the Companies) and the respective officers, directors, employees, agents, advisers and representatives of the foregoing (collectively, and for the avoidance of doubt excluding any Seller Party or Affiliate thereof, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, diminution in value, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(a) any misrepresentation or breach of any warranty of any Seller Party contained in this Agreement, any Transaction Document or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 7.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);

(b) any failure of any Seller Party or any Company to perform any covenant or agreement made or contained in this Agreement, or fulfill any obligation in respect thereof;

(c) any Taxes of any Company with respect to any tax year or period or portion thereof ending on or before the Closing Date (or for any tax year or period beginning before and ending after the Closing Date to the extent allocable to the portion of the period beginning before and ending on the Closing Date);

(d) any Legal Proceeding brought by a third party based upon, arising out of or relating to the operations, properties, assets or obligations of any Seller Party or any Company or any of their respective Affiliates conducted, existing or arising on or prior to the Closing Date;

(e) any Indebtedness (other than Payables which Purchaser acknowledges shall remain obligations of the Companies after Closing) of, applicable to or binding upon any Company or any of its assets;

(f) Seller Transaction Expenses or Change of Control Payments;

(g) any claim by any shareholder or other equity interest holder of any Seller Party or any creditor of any Seller Party relating to this Agreement, the transactions contemplated hereby, the Restructuring or any distribution of any Transaction Consideration by the Seller Parties; and

(h) any other claim, matter or Liability arising in connection with the Restructuring.

Section 7.2 Indemnity Obligations of Purchaser. Subject to the limitations set forth herein, Purchaser covenants and agrees to defend, indemnify and hold harmless the Seller Parties from and against any and all Losses based on, resulting from, arising out of or relating to:

(a) any misrepresentation or breach of any warranty of Purchaser and Opko Health contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 7.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty); and/or

(b) any failure of Purchaser or Opko Health to perform any covenant or agreement made or contained in this Agreement, or fulfill any other obligation in respect thereof.

Section 7.3 Indemnification Procedures.

(a) Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party(ies) required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within fifteen (15) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (5) the Indemnifying Party fails to vigorously prosecute or defend such claim. If the Indemnifying Party does not accept the defense of a Third Party Claim within thirty (30) days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the expense of the Indemnifying Party. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party intends to dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

Section 7.4 Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the date which is *** months after the Closing Date; provided, however, that (a) the representations and warranties stated in Section 3.8, Section 3.13 and Section 3.17 shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period and (b) the representations and warranties stated in Section 2.1, Section 2.2, Section 2.4, Section 2.5, Section 3.1, Section 3.3, Section 3.10(c), Section 3.23, Section 4.1, Section 4.2 and Section 4.4 shall survive indefinitely (each of the sections referred to in (a) and (b), a “Transactional Representation”). All indemnification obligations under Section 7.1 and Section 7.2 (other than Section 7.1(a) and Section 7.2(a) which shall survive as set forth in the previous sentence) shall survive the Closing indefinitely. Notwithstanding the foregoing, all claims (and matters relating thereto) made in writing prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.

Section 7.5 Certain Limitations. The indemnification provided for in Section 7.1 and Section 7.2 shall be subject to the following limitations:

(a) Seller Parties shall not be liable to Purchaser Indemnitees for indemnification under Section 7.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.1(a) exceeds US$*** (the “Basket”), in which event Seller Parties shall be required to pay or be liable for all such Losses (as opposed to Losses solely in excess of the amount of the Basket), subject to the other limitations set forth herein.

(b) Purchaser shall not be liable to Seller Parties for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all such Losses (as opposed to Losses solely in excess of the amount of the Basket), subject to the other limitations set forth herein. Seller Parties shall not be indemnified pursuant to Section 7.2(a) with respect to any Loss if the aggregate amount of all Losses for which Seller Parties have already received indemnification pursuant to Section 7.2(a) has exceeded US$***; provided however that such limitation shall not apply for indemnification for a breach of the representations and warranties set forth in Section 4.8(a) and (c).

(c) Notwithstanding anything to the contrary set forth herein, the limitations set forth in Section 7.5(a) and Section 7.5(b) shall not limit Liability of any Indemnifying Party for breaches of Transactional Representations, intentional breach or intentional misrepresentation or fraud.

Section 7.6 Indemnification Payments to Purchaser Indemnitees; Right of Set-Off. Except in the case of fraud, any indemnification to which Purchaser Indemnitees are entitled under this ARTICLE VII as a consequence of any Losses they may suffer shall be made exclusively by set-off or cancellation against any Earn-Out Payment due hereunder by deducting such Losses from the Earn-Out Value applicable to such Earn-Out Payment; provided that Seller Parties may elect to pay such indemnification payments in cash in lieu of such set-off by written notice to Purchaser and Opko Health. To the extent that a claim for indemnification hereunder is made by a Purchaser Indemnitee prior to the delivery of any Earn-Out Payment, such payment shall not be made in an amount up to the claimed amount until final resolution of any such indemnification claim and any applicable set-off is made against such payment.

Section 7.7 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.

Section 7.8 Mitigation. In the event of any breach of representation or warranty of a Party that may result in indemnification pursuant to this Article VII, the Indemnified Party shall take all commercially reasonable steps to mitigate the Losses that may result from such breach.

Section 7.9 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations

Section 7.10 No Claims Against the Companies. No Seller Party shall, after the Closing, be entitled to seek or recover by contribution or otherwise any amounts from the Companies on account of any breach of any representation or warranty or covenant or other agreement contained in this Agreement prior to the Closing or otherwise.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Purchaser, Opko Health and the Seller Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Purchaser and Opko Health may terminate this Agreement (so long as neither Purchaser nor Opko Health is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to the Seller Parties at any time prior to the Closing (i) in the event that any Seller Party or any Company has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the failure of any condition set forth in Section 6.1 not otherwise waived in writing, and Purchaser has notified in writing the Seller Parties and the Companies of the breach, and such breach has continued without cure for a period of ten (10) Business Days after the notice of breach, (ii) in the event that any Seller Party or any Company has materially breached any covenant contained in this Agreement and Purchaser has notified in writing the Seller Parties and the Companies of the breach, and such breach has continued without cure for a period of ten (10) Business Days after the notice of breach, or (iii) if the Closing shall not have occurred on or before the Termination Date; and

(c) the Seller Parties may terminate this Agreement (so long as none of the Companies or any Seller Party is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to Purchaser and Opko Health at any time prior to the Closing (i) in the event Purchaser or Opko Health has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the failure of any condition set forth in Section 6.2 not otherwise waived in writing, and the Seller Parties have notified Purchaser and Opko Health in writing of the breach, and such breach has continued without cure for a period of ten (10) Business Days after the notice of breach; (ii) in the event that Purchaser or Opko Health has materially breached any covenant contained in this Agreement and Seller Parties have notified in writing Purchaser and Opko Health of the breach, and such breach has continued without cure for a period of ten (10) Business Days after the notice of breach, or (iii) if the Closing shall not have occurred on or before the Termination Date.

Section 8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for (a) the liabilities of any Party then in breach and (b) as otherwise provided in Section 9.15. Notwithstanding the foregoing, this Section 8.2 and Section 5.7(a), and ARTICLE IX shall survive any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Certain Definitions.

(a) For purposes of this Agreement, and in addition to certain other terms defined in this Agreement, the following terms shall have the meanings specified in this Section 9.1(a):

“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of the assets of any Company or any Seller Party or any Intellectual Property of any Company or any Seller Party; (ii) the issuance, disposition or acquisition of (A) any shares or other equity security of any Company or any Seller Party, (B) any option, call, warrant, right, subscriptions, conversion rights, commitments or plans or agreements of any kind (whether or not immediately exercisable) which would enable any Person to purchase or otherwise acquire any shares or other equity security of any Company or any Seller Party, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable or exercisable for any shares or other equity security of any Company or any Seller Party; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving any Company or any Seller Party.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, “control” (including the correlative terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Applicable Securities Laws” means, as applicable, the Securities Act, Securities Exchange Act, Blue Sky Laws and Canadian Securities Laws.

“Books and Records” means all books and records of the Companies and Seller Parties, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, sales and purchase correspondence, purchasing materials, trade association files, research and development records, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).

“Business” means the research, development and commercialization of products, technologies and therapies to treat (i) vitamin D insufficiency, secondary hyperparathyroidism, and hyperphosphatemia associated with chronic kidney disease and (ii) metabolic bone diseases, such as renal osteodystrophy and osteoporosis, including, without limitation, the Company Products.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Canadian Securities Laws” means, collectively, the applicable securities Laws of each of the provinces and territories of Canada and the respective regulations and rules made under those securities Laws, together with all published policy statements, instruments, blanket Orders and rulings of Canadian securities commissions and all discretionary Orders or rulings, if any, of Canadian securities commissions.

“Change of Control Payments” means any and all (i) bonuses or similar payments payable as a result of the transactions contemplated hereby (including the Restructuring), (ii) investment banking, agent, brokers’ and finders’ and other similar fees payable as a result of the transactions contemplated hereby and (iii) amounts payable to obtain any Consents required to be listed in Section 3.4 of the Disclosure Schedule.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Change” or “Company Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to any Company or Seller.

“Company Products” means all marketed products, and all compounds and Product Candidates that are being evaluated by any Company or any Seller Party, whether in clinical trials as to which any Company or any Seller Party holds the applicable Health Regulatory Authorizations or applications or in earlier stages of development.

“Consent” means any consent, approval, authorization, acknowledgment, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment or other arrangement or agreement, whether written or oral.

“CTAP101 Capsules” means the oral formulation of 25-Hydroxyvitamin D3 or 25-Hydroxyvitamin D3 monohydrate commonly referred to as CTAP101 capsules and any improvement, modification or derivation thereof.

“DOL” means the United States Department of Labor.

“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, by-law or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Canadian Environmental Protection Act, 1999, S.C. 1999 c.33, the Transportation of Dangerous Goods Act, S.C. 1992 c.34, the Hazardous Products Act, R.S.C. 1985 c.H-3 and the Environmental Protection Act (Ontario), R.S.O. 1990 c.E-19, and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Release” means a General Release in the form of Exhibit A attached hereto.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws (or equivalent charter document); (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement (or equivalent organizational document); (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, provincial, territorial, local or foreign (whether administrative, legislative, executive or otherwise) or any agency, ministry, department, regulatory body, bureau, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal, commission or other body of competent jurisdiction having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions, and includes, for greater certainty, any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, Canada, and other the foreign jurisdictions in which any Company conducts business, or any state, provincial, local or foreign Governmental Body, including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance”, or any substance the presence, use, handling, storage or disposal is regulated or prohibited under any provision of Environmental Law.

“Healthcare Regulatory Authority” means any federal, state, provincial, local or foreign Governmental Body, including such entities that are concerned with or regulate the import, export, marketing, advertising, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications, clinical trial applications and new drug applications (and including where such approvals, clearances, authorizations, registrations, certifications, licenses, applications or permits are received as a result of an absence of notice from a Healthcare Regulatory Authority after a specified amount of time).

“Indebtedness” means, with respect to the Companies or Seller at any applicable time of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations); (vi) all obligations secured by a Lien; (vii) all guaranties in connection with any of the foregoing; (viii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (ix) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all deferred rent obligations; (xii) all obligations arising from cash or book overdrafts; (xiii) all liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness (other than any “deferred revenue” incurred in the ordinary course of business); (xiv) all checks in transit; and (xv) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement).

“Knowledge” or words of similar effect, regardless of case, means, (a) with respect to any Seller Party, the actual knowledge, information or belief, following reasonable inquiry, of (i) each officer, director, member and manager of each Seller Party, (ii) each officer, director or manager of any Company (whether such person serves in such capacity as an employee or independent contractor) and (b) with respect to Purchaser, the actual knowledge, information or belief, following reasonable inquiry, of Dr. Phillip Frost, Jane Hsiao, Steve Rubin, Adam Logal and Juan Rodriguez.

“Law” means any federal, state, provincial, territorial, municipal, local or foreign law (including common law or equity), statute, code, ordinance, rule, regulation, municipal by-law, Order or other requirement or rule of law of any Governmental Body.

“Lease” means a lease, an agreement to lease, a sublease, a license agreement and an occupancy or other similar agreement, whether written or oral.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands or governmental proceedings, and includes any litigation, application, investigation, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Body, and includes any appeal or review thereof and any application for leave for appeal or review.

“Liability” means any liability, cost, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disputed or undisputed, secured or unsecured, joint or several, vested or unvested, executor, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, hypothec, deed of trust, security interest, prior assignment, claim, demand, lease, sublease, right to possession, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Material Adverse Effect” or “Material Adverse Change” with respect to a Person means any state of facts, event, occurrence, fact, condition, change, development or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations, prospects or condition (financial or otherwise) of such Person or to the ability of such Person to consummate timely the transactions contemplated hereby other than changes in the following: (i) general market, economic or political conditions; (ii) GAAP or statutory accounting principles; (iii) acts of terrorism or war (whether or not declared); or (iv) as a result of any action taken as a result of or with such Person’s written consent, except, in each case, to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operates as a whole.

“Milestones” means each of the milestones set forth in Subsections 1.3(a) through (d) triggering the right of Seller to receive the applicable Earn-Out Consideration as set forth in such subsections.

“Net Sales” means the gross amount invoiced on sales by Purchaser, Opko Health, the Companies, their Affiliates or licensees of CTAP101 Capsules, less the following deductions with respect to the sale of such Company Products: (i) normal trade, cash and quantity discounts and other customary discounts actually given to customers in the ordinary course of business; (ii) rebates, credits and allowances given by reason of rejections, returns, damaged or defective product or recalls; (iii) government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted; (iv) price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers; (v) reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by the Companies, their Affiliates or licensees without reimbursement from any third party; (vi) sales, value-added, excise Taxes, tariffs and duties, and other Taxes and government charges directly related to the sale, delivery or use of Company Products (but not including Taxes assessed directly against the income derived from such sale) net of any credits or allowances received by the Companies, their Affiliates or licensees with respect to such Taxes or charges; and (vii) amounts previously included in Net Sales of Company Products that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the applicable party.

Notwithstanding anything in this Agreement to the contrary, for purposes of calculating Net Sales, the transfer of Company Products between or among the Companies, their Affiliates and licensees will not be considered a sale. “Net Sales” will include the cash consideration received on a sale and the fair market value of all non-cash consideration. Disposition of Company Products for, or use of the Company Products in, clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies where Company Products are supplied, without charge shall not result in any Net Sales, provided, however, that if the Companies, their Affiliates or licensees charge for such Company Products, the amount billed will be included in the calculation of Net Sales.

“Non-Competition Agreements” means non-competition agreements in the form of Exhibit B attached hereto.

“Opko Shares” means the Closing Shares and the Earn-Out Shares.

“Opko Milestone Trading Value” means the volume-weighted average price per share of Opko Common Stock as reported by the New York Stock Exchange (or such other U.S. national exchange system or market quotation system (including NASDAQ) on which Opko is then listed) for the ten (10) trading days immediately preceding (i) the achievement of such Milestone (in the case of the Milestones set forth in Section 1.3(a)-(c)) or (ii) the earlier of the completion of the audit of Opko Health’s annual financial statements for the applicable calendar year and the 105th day after the end of such calendar year (in the case of the Milestones set forth in Section 1.3(d)).

“Order” means any order, directive, injunction, judgment, decree, ruling, writ, assessment or award, including any arbitration award issued or granted by a Governmental Body.

“Permit” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

“Permitted Liens” means (i) liens for real estate Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed herein and for which there are adequate accruals or reserves on the Balance Sheet, and (ii) liens arising under equipment leases with third parties set forth in Section 3.10(a) of the Disclosure Schedule, which were entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the Business or the assets of the Companies or Seller.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Information” means information about an identifiable individual as defined in Privacy Law.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any comparable Law of any other jurisdiction.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Transaction Expenses” means any and all legal, accounting, consulting, investment advisory, brokers and other fees, costs and expenses of any Seller Party or any Company relating to the transactions contemplated hereby.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such party or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Tax” or “Taxes” means any supranational, national, federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, branch, transfer, franchise, capital stock, net worth, capital, capital gains, profits, windfall profits, gross receipts, value added, sales, use, goods and services, harmonized sales, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and any installments in respect thereof, and including any interest, penalties or additions to tax attributable to the foregoing, and whether disputed or not. “Tax” or “Taxes” also includes any liability for Taxes of any other Person pursuant to applicable law, any agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

“Tax Return” means any return, report, declaration, election, notice, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means July 8, 2013.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Transaction Personal Information” means any Personal Information in the possession, custody or control of the Companies or the Selling Parties at the Closing Date, including Personal Information about employees, suppliers, customers, directors, officers or shareholders of the Companies that is:

(a) disclosed to the Purchaser or any representative of the Purchaser prior to the Closing Date by the Selling Parties, the Companies or their respective representatives or otherwise; or

(b) collected by the Purchaser or any representative of the Purchaser prior to the Closing Date from the Selling Parties, the Companies, any of their respective representatives or otherwise,

in either case in connection with the transactions contemplated by the Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Balance Sheet	3.5(a)
Balance Sheet Date	3.5(a)
Basket	7.5(a)
Blue Sky Laws	2.6
Cayman Newco	Preamble
Cayman Newco Shares	Preamble
Cayman Newco Transfer	5.13(b)
Closing	1.1(a)
Closing Date	1.2
Closing Shares	1.1(b)(i)
commercially reasonable efforts	1.3(f)
Commission	4.7

Companies	Preamble
Company ERISA Affiliate	3.13(a)
Contracts	3.12(a)
Conversion	5.13(d)
CTAP101 NDA	1.3(a)
Development	Preamble
Development Shares	Preamble
Disclosure Schedule	9.11
Earn-Out Consideration	1.3
Earn-Out Payment	1.3
Earn-Out Shares	1.3
Earn-Out Value	1.3(a), 1.3(b), 1.3(c), 1.3(d)
Employee Benefit Plans	3.13(a)
Environmental Permits	3.17(a)
ERISA	3.13(a)
Final Milestone Date	1.3(d)
Financial Statements	3.5(a)
GST/HST	5.13(b)
Holdings	Preamble
Human Testing Authorization	3.20(c)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Intellectual Property Licenses	3.11(b)
Leased Properties	3.9(b)
Losses	7.1
Multiemployer Plans	3.13(a)
Multiple Employer Plans	3.13(a)
Opko Closing Value	1.1(b)(i)
Opko Common Stock	1.1(b)(i)
Opko Health	Preamble
Owned Intellectual Property	3.11(a)
Parent	Preamble
Parent Shareholder Approval	5.18
Parties	Preamble
Party	Preamble
Payables	5.14
Personal Property Leases	3.10(a)
Product Candidates	3.20(c)
Proventiv	Preamble
Proventiv Contribution	5.13(e)
Proventiv Interests	Preamble

Purchaser	Preamble
Purchaser Disclosure Schedule	9.11
Purchaser Indemnitees	7.1
Purchaser’s Agents	5.2(a)
QST	5.13(b)
Qualified Plans	3.13(c)
Real Property Laws	3.9(c)
Real Property Lease	3.9(b)
Restructuring	5.13(e)
Restructuring Consents	5.13(j)
SEC Reports	4.7
Seller	Preamble
Seller Parties	Preamble
Shareholder Approval	6.1(d)
Shareholder Meeting	5.18
Shares	Preamble
SPA	1.3(a)
Straddle Period	5.8(c)
Systems	3.25
Third Party Claim	7.3(a)
Third Party Claims	7.3(a)
Transaction Consideration	1.1(b)
Transactional Representation	7.4

Section 9.2 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, and subject to Sections 5.8(b) and 5.13(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller or another Seller Party.

Section 9.3 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Florida (without giving effect to any choice or conflict of law provision or rule (whether of the state of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Florida). Each of the Parties submits to the exclusive jurisdiction of any state or federal court within Miami-Dade County in the state of Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Section 9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and Opko Health, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser or Opko Health, or the Seller Parties and the Companies, in the case of an amendment, supplement, modification or waiver sought to be enforced against Seller Parties or the Companies. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 9.5 Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to a Seller Party:

100 Allstate Parkway

Suite 600

Markham, ON L3R 6H3

Canada

Attention: ***

With a copy (which shall not constitute notice) to:

Aird & Berlis LLP

Brookfield Place

181 Bay Street, Suite 1800

Toronto, Ontario, Canada

M5J 2T9

Attention: Richard Kimel

If to Purchaser or Opko Health, to:

Opko Health, Inc.

4400 Biscayne Boulevard

Suite 1500

Miami, Florida 33137

Attention: Kate Inman, Deputy

General Counsel

With a copy (which shall not constitute notice) to:

Akerman Senterfitt

One Southeast Third Ave., Suite 2500

Miami, FL 33131

Attention: Teddy D. Klinghoffer, Esq.

and Mary V. Carroll, Esq.

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.

Section 9.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.8 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that, except as provided in Section 1.3(i), no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser and Opko Health may assign its respective rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Purchaser, Opko Health, the Companies or their respective businesses in any form of transaction without the consent of any of the other Parties. In addition, each of Purchaser and Opko Health may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser or Opko Health or the Companies as collateral security without the consent of any of the other Parties. Except as provided in ARTICLE VII with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10 Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof. Purchaser Indemnitees may, at Purchaser’s election, set-off against any amounts due to any Seller Party or any of their respective Affiliates, any Losses or other amounts for which such Seller Party (or any Affiliate thereof) may be responsible to pay to such Purchaser Indemnitees.

Section 9.11 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by Seller Parties and the Companies to Purchaser and Opko Health in connection with the execution of this Agreement (the “Disclosure Schedule”) and by Purchaser to the Seller Parties in connection with the execution of this Agreement (the “Purchaser Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. Any matter which is disclosed in any Section of the Disclosure Schedule or Purchaser Disclosure Schedule will be deemed to be disclosed in each other Section of the Disclosure Schedule or Purchaser Disclosure Schedule and to qualify any representation or warranty made in this Agreement by Seller Parties on the one hand and Purchaser on the other hand to the extent that it is reasonably apparent on the face of such disclosure that it is relevant or applicable to such other Section or representation or warranty. Nothing in the Disclosure Schedule or Purchaser Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, identifies the exception with particularity and describes the relevant facts in detail. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself). The Parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 9.12 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.13 Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 9.14 Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 9.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by Purchaser, Opko Health, the Seller Parties or the Companies in accordance with the specific terms hereof or were otherwise breached by Purchaser, Opko Health, Seller Parties or the Companies as applicable. It is accordingly agreed that a Party shall be entitled, without posting a bond or similar indemnity, to an injunction or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms. Each of Purchaser, Opko Health, Seller Party and each Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that Purchaser or Opko Health has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

* * * * *

IN WITNESS WHEREOF, this Share Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER: OPKO IP HOLDINGS, INC.

By:	/s/ Adam Logal
Name: Adam Logal Title: Treasurer

OPKO HEALTH: OPKO HEALTH, INC.

By:	/s/ Juan F. Rodriguez
Name: Juan F. Rodriguez Title: Senior Vice President, CFO

SELLER: CYTOCHROMA INC.

By:	/s/ Charles W. Bishop
Name: Charles W. Bishop Title:

HOLDINGS: CYTOCHROMA HOLDINGS ULC

By:	/s/ Charles W. Bishop
Name: Charles W. Bishop Title:

PARENT: CYTOCHROMA CANADA INC.

By:	/s/ Charles W. Bishop
Name: Charles W. Bishop Title:

COMPANIES: CYTOCHROMA DEVELOPMENT INC.

By:	/s/ Charles W. Bishop
Name: Charles W. Bishop Title:

PROVENTIV THERAPEUTICS, LLC

By:	/s/ Charles W. Bishop
Name: Charles W. Bishop Title:

CYTOCHROMA CAYMAN ISLANDS, LTD.

By:	/s/ Charles W. Bishop
Name: Charles W. Bishop Title: